SHARE PURCHASE AGREEMENT

BY AND AMONG

ALT5 SIGMA CORPORATION,
a Nevada corporation
ALT 5 SIGMA, INC.,
a Delaware corporation
DR. PETER FRANCIS LUE,
PETER KARAM,
AND
STRADA CARTE LTD.
a company incorporated under the laws of Turks and Caicos Islands
COLLECTIVELY, THE SHAREHOLDERS OF
FORTRESS II ASSET HOLDINGS LTD.,
a company incorporated under the laws of Turks and Caicos Islands
THE DE LUCA FAMILY TRUST,
a trust established in the Province of Quebec
AND
GIOVANNI DE LUCA,
an individual residing in the Province of Quebec

DATED AS OF MAY 9, 2025
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Table of Contents
Page
Section 1.01    Purchase    1
Section 1.02    Closing    3
Section 1.03    Closing Date Statement    3
Section 1.04    Closing Actions and Deliveries    4
Section 1.05    Withholding    5
    ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE RELATED INTEREST HOLDERS REGARDING THE COMPANY AND THE OPERATING SUBSIDIARIES    6
Section 2.01    Organization and Power    6
Section 2.02    Organizational Documents    6
Section 2.03    Governmental Consents, etc.    6
Section 2.04    Capitalization of Company and Operating Subsidiaries    6
Section 2.05    No Subsidiaries    7
Section 2.06    Financial Statements    7
Section 2.07    Absence of Certain Developments    8
Section 2.08    Title to Properties    10
Section 2.09    Tax Matters    10
Section 2.10    Material Contracts    12
Section 2.11    Intellectual Property    14
Section 2.12    Litigation    16
Section 2.13    Employees    16
Section 2.14    Employee Benefit Plans    17
Section 2.15    Insurance    19
Section 2.16    Compliance with Laws; Permits    19
Section 2.17    Environmental Matters    20
Section 2.18    Affiliated Transactions    20
Section 2.19    Customers; Vendors; Licensors    20
Section 2.20    Brokerage    21
Section 2.21    Privacy and Data Security    21
Section 2.22    Investment Representation    23
Section 2.23    No Other Representations and Warranties    24
    ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER    24
Section 3.01    Organization and Power    24
Section 3.02    Authorization; Valid and Binding Agreement    24
Section 3.03    No Breach    25
Section 3.04    Governmental Consents, etc.    25
Section 3.05    Litigation    25
Section 3.06    Brokerage    25
Section 3.07    Investment Representation    25
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    ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER    26
Section 4.01    Natural Person    26
Section 4.02    Authorization; No Breach; Valid and Binding Agreement    26
Section 4.03    Governmental Consents, etc.    26
Section 4.04    Title to Fortress Shares    27
Section 4.05    Litigation    27
Section 4.06    Brokerage    27
Section 4.07    No Other Representations or Warranties    27
    ARTICLE V SURVIVAL; INDEMNIFICATION    27
Section 5.01    Survival of Representations, Warranties and Covenants    27
Section 5.02    Indemnification by the Sellers and Related Interest Holders    28
Section 5.03    Indemnification by Buyer    29
Section 5.04    Certain Limitations    29
Section 5.05    Indemnification Procedures    29
Section 5.06    Payments    31
Section 5.07    Tax Treatment of Indemnification Payments    32
Section 5.08    Exclusive Remedies    32
    ARTICLE VI CONDITIONS TO CLOSING    32
Section 6.01    Conditions to Obligations of All Parties    32
Section 6.02    Conditions to Obligations of Buyer    32
Section 6.03    Conditions to Obligations of the Seller    33
    ARTICLE VII PRE-CLOSING COVENANTS AND AGREEMENTS    34
Section 7.01    Conduct Prior to the Closing    34
Section 7.02    Access to Information    34
Section 7.03    Notice of Certain Events    34
Section 7.04    Exclusivity    35
    ARTICLE VIII ADDITIONAL COVENANTS AND AGREEMENTS    35
Section 8.01    Tax Matters    35
Section 8.02    Disclosure Generally    37
Section 8.03    Further Assurances    37
    ARTICLE IX TERMINATION    37
Section 9.01    Termination    37
Section 9.02    Effect of Termination    38
    ARTICLE X DEFINITIONS    38
Section 10.01    Definitions    38
Section 10.02    Construction    49
    ARTICLE XI MISCELLANEOUS    50
Section 11.01    Press Releases and Communications; Confidentiality    50
Section 11.02    Expenses    51
Section 11.03    Notices    51
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Section 11.04    Assignment    52
Section 11.05    Severability    52
Section 11.06    Third-Party Beneficiaries    53
Section 11.07    Amendment and Waiver    53
Section 11.08    Complete Agreement    53
Section 11.09    Counterparts    53
Section 11.10    Prevailing Party    53
Section 11.11    Governing Law    53
Section 11.12    WAIVER OF TRIAL BY JURY    54
Section 11.13    CONSENT TO JURISDICTION    54
Section 11.14    No Recourse    54
Section 11.15    Mutual Release    55

EXHIBITS
Exhibit A—Form of ALT5 Notes
Exhibit B—Form of ALT5 Warrants
Exhibit C—Form of Covenant Against Competition Agreement
Exhibit D—Form of Fortress Share Assignment
Exhibit E—Reserved
Exhibit F—Form of December 2022 Release Agreement
Exhibit G—Form of December 2024 Release Agreement

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SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2025, by and among ALT5 SIGMA CORPORATION, a Nevada corporation (“ALT5”), ALT 5 SIGMA, INC., a Delaware corporation (the “Buyer”), and Dr. Peter Francis Leu, an individual residing in the State of Florida (“Dr. Lue”), Peter Karam, an individual residing in the Turks and Caicos Islands (“Mr. Karam”), and Strada Carte Ltd., a company incorporated under the laws of Turks and Caicos Islands (“Strada Carte”; and, collectively, with Dr. Lue and Mr. Karam, the “Sellers” and, together with the Sellers and the Buyer, the “Parties”). Giovanni De Luca, an individual residing in the Province of Quebec (“Mr. De Luca”) and the De Luca Family Trust, a trust established in the Province of Quebec, of which Giovanni De Luca and Guiseppe De Luca are the trustees (the “De Luca Trust”; collectively with Mr. De Luca, sometimes, “De Luca” and sometimes the “Related Interest Holders”), each has financial interests in the Company (as defined below) and/or the Operating Subsidiaries (as defined below) and operational experience with the Company and/or the Operating Subsidiaries, and each is a party to this Agreement to make certain representations and warranties to the Buyer hereunder to induce the Buyer to enter into this Agreement.
RECITALS:
WHEREAS, Sellers are the sole shareholders of Fortress II Asset Holdings Ltd., a company incorporated under the laws of the Turks and Caicos Islands (the “Company”), which, through its wholly-owned subsidiaries, (i) 9223-9044 Quebec Inc. d.b.a. Mswipe Technologies, Inc., (ii) 4061918 Quebec Inc. d.b.a. Altitude Marketing, (iii) MSwipe Inc., a Delaware corporation, and (iv) MSwipe Technologies Limited, a corporation organized under the laws of England, UK (collectively, the “Operating Subsidiaries”) conducts its business operations under the trade name “Mswipe” (the “Business”);
WHEREAS, Sellers desire to sell of Sellers’ equity in the Company (the “Fortress Shares”) to Buyer, and Buyer desires to purchase the Fortress Shares from Sellers, in each case subject to the terms and conditions set forth in this Agreement; and
WHEREAS, ALT5 owns all the outstanding equity of the Buyer and will enter into certain covenants in support of Buyer’s purchase of the equity of the Company, including a covenant to issue shares of its common stock to the Sellers.
TERMS AND CONDITIONS:
NOW, THEREFORE, in consideration of the promises, representations and warranties, and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
Article I
PURCHASE AND SALE
Section 1.01Purchase.
(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase and accept from Sellers, free and clear of any and all Liens
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(other than any restrictions on transfer of securities arising under any applicable federal or state securities laws), the Fortress Shares.
(b)In connection with the issuance, sale, assignment, transfer, conveyance, and delivery of the Fortress Shares to Buyer, on the Closing Date, Buyer and/or ALT5, as applicable, shall cause the following to occur (such five below-enumerated items, collectively, the “Purchase Price”):
(i)Buyer shall tender to certain specified Sellers promissory notes made payable to those specified Sellers in the initial aggregate principal amount equivalent to the debt component of the Purchase Price (as that amount is calculated below), in the form attached to this Agreement as Exhibit A (the “ALT5 Notes”);1
(ii)ALT5 shall sell, assign, and transfer (or cause to be issued) to Sellers or their designees an aggregate of 463,805 shares of common stock of Alyea Therapeutics Corporation, a Nevada corporation (the “Alyea Stock”);
(iii)ALT5 shall issue to Sellers or their designees one million (1,000,000) restricted shares of ALT5’s common stock (the “ALT5 Stock”); and
(iv)ALT5 shall grant to Sellers or their designees a warrant, exercisable at any time in the three-year period following the Closing, to purchase up to five hundred thousand (500,000) shares of ALT5’s common stock at an initial exercise price of US$5.50, subject to adjustment as set forth therein, in the form attached to this Agreement as Exhibit B (the “ALT5 Warrants”).
(v)ALT5 shall tender to Sellers or their designees payments (the “Earn-out Payments”) upon the Operating Subsidiaries’ achievement of the annualized or actual total revenue described hereinbelow.
(vi)The Earn-out Payments will be achieved if the Operating Subsidiaries generate a minimum of US$15 million in annualized or actual total revenue from the assets owned by the Operating subsidiaries at Closing. Annualized revenue shall be determined based on either:
1.the annualized total revenue of the Operating Subsidiaries for any three consecutive calendar quarters following the Closing. The total revenue for those three quarters will be divided by three (3) and multiplied by four (4) to derive the annualized total revenue. The calculation formula is: Annualized Revenue = ((Total Revenue of 3 Quarters) / 3) x 4
or
2.the actual total revenue of the Operating Subsidiaries for any four consecutive calendar quarters following the Closing if it exceeds US$15 million.
Notwithstanding the achievement of either the annualized total revenue, as calculated, or the actual total revenue, as reported, the Earn-out Payments will not be deemed to
1    For clarity and not limitation or expansion, the debt component of the Purchase Price is an aggregate of US$6,200,000.00, the two components of which are (i) two promissory notes to be issued by ALT5 at the Closing in the aggregate initial principal amount of US$1,052,942.00 and (ii) the acquiescence by ALT5 and the Buyer to the maintenance on the Company’s balance sheet of a pre-existing third-party promissory note in the U.S. currency-adjusted principal amount of US$5,147,058.00.
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have been achieved unless the EBITDA2 of the Operating Subsidiaries is greater than or equal to 20% during the relevant calculation or measurement period. The revenue and gross margin of the Operating Subsidiaries used for these alternative calculations is to be based on audited financial statements of the Operating Subsidiaries. The term during which the Sellers may qualify for the Earn-out Payments is two (2) years, which commences at the beginning of the first calendar quarter following the Closing (the “Earn-out Term”) if such first calendar quarter commences at least 60 days following the Closing. If not, then the Earn-out Term shall commence at the beginning of the next calendar quarter.
(vii)The Earn-out Payments shall be paid by ALT5 in cash, subject to it providing thirty (30) days’ advance written notice to Sellers that the Earn-out Payments have been achieved. The amount of the Earn-out Payments is US$20 million. At any time during such thirty (30)-day period, Sellers may provide written notice to ALT5 of Sellers’ or their designees’ determination to take the Earn-out Payments in shares of Seller’s common stock. The per-share price thereof shall be the same as the then-current exercise price of the ALT5 Warrants.3
(c)In connection with the issuance, sale, assignment, transfer, conveyance, and delivery of the Fortress Shares to Buyer, on the Closing Date, Buyer and each of the seven employees or consultants to the Operating Subsidiaries shall execute a standard covenant against competition agreement, in the form attached hereto as Exhibit C (the “Covenant Against Competition Agreement”. The term of the covenant referenced therein shall expire be co-terminus with the expiry of the Earn-out Term.
Section 1.02Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will occur at 10:00am Pacific time, as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall occur remotely by exchange of documents and signatures (or their electronic counterparts), unless otherwise agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”
Section 1.03Closing Date Statement. At least two (2) Business Days prior to the Closing Date, the Company will deliver to Buyer a written statement (the “Closing Date Financial Certificate”), signed by the Chief Financial Officer of the Company, which sets forth in reasonable detail (including each component thereof and reasonable supporting details (including invoices in the case of Company Transaction Expenses and wire instructions) and documentation demonstrating the calculation of each) the following: (a) Company Transaction Expenses, (b) Closing Indebtedness, and (c) the resulting Purchase Price. The debt component of the Purchase Price shall be calculated as follows: (i) US$1,052,942.00 minus (ii) the Company Transaction Expenses.
2    For the purposes of this Agreement, EBITDA shall mean Net Income plus Interest, Taxes, Depreciation, and Amortization. Net Income is operating income minus non-operating expenses, such as taxes and interest.
3    Because the aggregate, maximum number of shares of ALT5’s common stock issuable under the terms of this Agreement and the ALT5 Warrants, which actual or potential issuances consist of (i) the shares of ALT5 Stock, (ii) the shares of common stock underlying the ALT5 Warrants (the “ALT5 Warrant Stock”), and (iii) the shares of Earnout Stock, may exceed twenty percent (20%) of the number of issued and outstanding shares of ALT5’s common stock as of the date of this Agreement (the “Exchange Cap”), unless the transactions contemplated hereby are approved by the stockholders of ALT5, the aggregate number shares of ALT5 Warrant Stock or shares of Earnout Stock, subsequent to, but inclusive of, the issuance of the shares of ALT5 Stock at Closing, that may be issued will be limited to the maximum number of shares permitted by the Exchange Cap. (See, Nasdaq Rule 5635(d).)
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Section 1.04Closing Actions and Deliveries. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall take the following actions or make the following deliveries substantially concurrently at the Closing:
(a)The Sellers:
(i)shall deliver to Buyer a properly completed and duly executed Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (IRS Form W-8BEN-E) or a Request for Taxpayer Identification Number and Certification (IRS Form W-9), as applicable, of Sellers;
(ii)shall deliver to Buyer a certificate duly executed by an officer of Strada Carte, certifying that attached thereto (i) are true, complete, and correct copies of the Organizational Documents of the Company and the Operating Subsidiaries immediately prior to the Closing, (ii) is a true, complete, and correct copy of the Organizational Documents of Strada Carte, and (iii) that attached thereto is a true and complete copy of the certification of good standing (or equivalent form) for the Company, each of the Operating Subsidiaries, and Strada Carte, certified by the appropriate official or body of the jurisdiction of formation as of a date not more than three (3) Business Days prior to the Closing Date;
(iii)shall deliver to Buyer a stock power or share assignment of the Fortress Shares in the form attached hereto as Exhibit D (the “Fortress Share Assignments”);
(iv)shall deliver to ALT5 and Buyer such documentation reasonably acceptable to ALT5 and Buyer that all obligations of the Company and the Operating Subsidiaries, and its and their respective affiliates, in respect of any and all previous, current, actual, contingent, potential, or future obligations of the Company (financial and otherwise) under, or in connection with, and including all transactions directly or indirectly referenced in that certain Promissory Note, dated December 4, 2024, in the initial principal amount of Thirty-four Million One Hundred Ten Thousand Five Hundred Fifty-nine United States Dollars (US$34,110,559.00) in favor of Strada Carte (the “Strada Carte Note”) have been satisfied in full through the conversion thereof into an aggregate of 3,915 shares of common stock of the Company registered in the name of Strada Carte;
(v)shall deliver to ALT5 and Buyer a termination agreement and mutual general release between the parties to that certain Business Asset Sale and Purhcase [sic] Agreement between 9223-9044 Quebec Inc., a corporation duly incorporated in accordance with the Quebec Business Corporations Act, and Karam & Missick, in Trust, for Fortress Asset Holdings Ltd., dated December 23, 2022 (the “December 2022 Agreement”), in respect of any and all previous, current, actual, contingent, potential, or future obligations of the parties thereto (financial and otherwise) under, or in connection with, and including all transactions directly or indirectly referenced therein in the form attached hereto as Exhibit F and executed by the parties to the December 2022 Agreement, which release shall specifically identify each of Sellers, the Operating Subsidiaries, and its and their respective affiliates, as specifically intended third-party beneficiaries (the “December 2022 Release Agreement”);
(vi)shall deliver to ALT5 and Buyer a mutual general release among the parties to that certain Share Purchase Agreement among the Company, Mr. De Luca, and the De Luca Trust, dated December 4, 2024 (the “December 2024 Agreement”), in respect of any and all previous, current, actual, contingent, potential, or future obligations of the parties thereto (financial and otherwise) under, or in connection with, and including all transactions directly or indirectly referenced therein in the form attached hereto as Exhibit G and executed by the parties to the December 2024 Agreement, which release shall specifically identify each of Sellers, the Operating Subsidiaries, and its and their respective affiliates, as specifically intended third-party beneficiaries (the “December 2024 Release Agreement”);
(vii)reserved;
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(viii)shall deliver to Buyer each of the Covenants Against Competition Agreement, each counter-signed by the relevant individual and in the form attached hereto as Exhibit C;
(ix)shall (y) deliver to Buyer the consents set forth on Schedule 1.04(a)(ix) (the “Required Consents”) and (z) use reasonable best efforts to deliver to Buyer written evidence of any required notices to, approvals, and/or waivers by and/or consents of any counterparty to any Material Contract, in each case, to the reasonable satisfaction of Buyer.
(b)The Buyer:
(i)shall deliver the ALT5 Notes to Sellers in accordance with Section 1.01(b)(i); and
(ii)shall pay or cause to be paid the Company Transaction Expenses, if any, in accordance with payment instructions provided to Buyer by Sellers and as a reduction to the debt component of the Purchase Price.
(c)ALT5:
(i)shall deliver to Sellers or their designees the shares of Alyea Stock;
(ii)shall deliver a Statement of Account generated by ALT5’s transfer agent evidencing that the shares of ALT5 Stock are registered in book entry in the names of Sellers or their designees as of the Closing Date; and
(iii)shall deliver to Sellers or their designees the ALT5 Warrants4, duly executed by ALT5.
Section 1.05Withholding. Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement or any other Transaction Document) shall be entitled to deduct and withhold from any amount otherwise payable or deliverable pursuant to this Agreement or any other Transaction Document such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local, or foreign Tax Law, and shall promptly remit any such amounts to the proper Taxing Authority. To the extent such amounts are so deducted or withheld and timely remitted to the proper Taxing Authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
Article II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE RELATED INTEREST HOLDER REGARDING THE COMPANY AND THE OPERATING SUBSIDIARIES
Except as set forth in the applicable Section of the Disclosure Schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), the Sellers and the Related Interest Holders jointly and severally represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date (unless and to the extent the applicable representation and warranty expressly references a specific date) that the Company has made available to Buyer true and correct copies of each of the agreements and other documents referenced in, and set forth on the Disclosure Schedules related to, this Article II, and that:
4    The ALT5 Warrants shall be granted in the names and denominations as provided by the Seller in writing to ALT5 prior to the Closing.
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Section 2.01Organization and Power. The Company and each of the Operating Subsidiaries, has been duly incorporated or formed, is validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as presently conducted. The Company and each of the Operating Subsidiaries is duly qualified or authorized to conduct business and is in good standing in each jurisdiction in which its ownership of property or assets or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company.
Section 2.02Organizational Documents. The Company has made available to Buyer true, complete, and correct copies of the Articles of Incorporation and the Certificate of Incorporation, bylaws, and all other constituent and governing documents (as may be applicable to such entity and each as amended through the date of this Agreement) (the “Organizational Documents”) of the Company and each of the Operating Subsidiaries. None of the Company nor any of the Operating Subsidiaries is in violation of any provisions of its Organizational Documents, and each Organizational Document of the Company and the Operating Subsidiaries is in full force and effect.
Section 2.03Governmental Consents, etc.
(a) None of the Company nor any of the Operating Subsidiaries is required to submit any notice or report to, or approval application or other filing with any Governmental Entity, (b) no clearance, consent, waiver, license, approval, registration or authorization with, by, from or in respect of any Governmental Entity is required to be obtained by the Company or any of the Operating Subsidiaries, and (c) there is no required expiration or termination of any waiting period under Law, in each case, in connection with the execution, delivery or performance by it of this Agreement or the other Transaction Documents or the consummation of the transactions (including the Reorganization) contemplated hereby or thereby.
Section 2.04Capitalization of Company and Operating Subsidiaries.
(a)Sellers own free and clear of all of the Fortress Shares, which Fortress Shares represent 100% of the issued and outstanding Equity Interests of the Company. The Company owns free and clear of Liens 100% of the issued and outstanding Equity Interests of each of the Operating Subsidiaries. The Fortress Shares and all such issued and outstanding Equity Interests of the Operating Subsidiaries have been duly authorized, fully paid, and validly issued in compliance with the Organizational Documents of the Company or the applicable Operating Subsidiary, are nonassessable, and were issued in compliance with applicable securities Laws.
(b)There are no securities, notes, bonds, instruments or other Equity Interests convertible into or exchangeable for Equity Interests of the Company or any of the Operating Subsidiaries, there are no Contracts, commitments or agreements of any kind relating to the issuance, redemption, purchase, disposition, registration, sale or transfer of any Equity Interests of Company or the Operating Subsidiaries or that imposes any Lien thereon and there are no subscriptions, options, warrants, calls or rights of any kind to purchase or otherwise acquire Equity Interests of the Company or any of the Operating Subsidiaries. None of the outstanding Equity Interests of the Company or the Operating Subsidiaries were issued in violation of (x) any preemptive right, purchase option, call option, right of first refusal or offer, subscription right or any similar right or restriction, (y) its Organizational Documents, or (z) any Law including applicable securities Laws.
Section 2.05No Subsidiaries. Other than the Equity Interests of the Operating Subsidiaries owned by the Company, none of the Company or any of the Operating Subsidiaries currently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.
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Section 2.06Financial Statements.
(a)Buyer has been delivered copies of the unaudited consolidated balance sheet with respect to the Company as of (i) January 31, 2025 (the “Latest Balance Sheet”), and the related statements of income, changes in stockholders’ equity, and cash flows for the three- and nine-month periods then ended and ended January 31, 2024 and (ii) the consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flows for the fiscal years ended April 30, 2024 and 2023 (collectively, the “Financial Statements”). The Financial Statements (y) present fairly, in all material respects, the financial condition, results of operations, and cash flows of the Company as of the times and for the periods referred to therein and (z) to the best of management’s understanding, have been prepared in accordance with GAAP consistently applied throughout such periods (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (none of which would be, individually or in the aggregate, material to the Company), absence of footnotes and other presentation items), with revenue and cost of goods sold recognized upon shipment to customers. The Financial Statements were derived from the books and records of the Company, which books and records are accurate and complete in all material respects.
(b)Since the Lookback Date there has not been (i) any significant deficiency or weakness in any system of internal accounting control used by the Company, (ii) any fraud that involves any of the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (iii) any written or, to the Knowledge of any of the Sellers and the Related Interest Holders, oral claim or allegation regarding any of the foregoing.
(c)Except for Liabilities to the extent (i) specifically reflected on, accrued for or reserved against on the face of the Latest Balance Sheet or (ii) incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a Liability relating to or arising from breach of contract, violation of Law, tort, litigation (or similar proceeding) misappropriation or infringement), none of the Company or any of the Operating Subsidiaries have any Liabilities, debts or commitments of a type reasonable likely to result in Liabilities, debt or commitments in excess of US$100,000.00, individually or in the aggregate.
(d)The calculations in the Closing Date Financial Certificate are true and correct in all respects.
(e)The Company has no Indebtedness or Company Transaction Expenses except as expressly disclosed in writing to Buyer no later than three (3) Business Days prior to the Closing Date.
(f)The consolidated working capital balance of the Company immediately following the Closing (immediately after giving effect to the Company’s receipt of the Purchase Price) will be sufficient to support the ordinary growth and operations of the Company’s business.
Section 2.07Absence of Certain Developments.
(a)Since the date of the Latest Balance Sheet, there has not occurred any Material Adverse Effect and the Company has conducted its businesses in the Ordinary Course of Business in all material respects and in compliance with applicable Law. Since the date of the Latest Balance Sheet, the Company has not taken any of the following actions:
(i)amended or permitted the amendment of its Organizational Documents (except to the extent directly related to the Reorganization);
(ii)(A) issued, transferred, encumbered, pledged, granted, delivered, or sold any Equity Interests or other Equity Interests or award agreements, warrants, options, or other rights to acquire Equity Interests or (B) amended or modified any term of any Equity Interest,
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including any equity plans or award agreements, or, in each case of subclauses (A) and (B), authorized or proposed any of the foregoing actions;
(iii)entered into a Contract imposing any material restrictions upon the ability of the Company or any of its Affiliates to freely engage in their businesses anywhere in the world (including freely hiring or soliciting employees other than such restrictions on hiring or soliciting employees entered into in the Ordinary Course of Business) or materially limiting their right to compete in any line of business;
(iv)entered into a contract relating to the acquisition of, or acquired, a business or, except for inventory and other tangible property acquired in the Ordinary Course of Business, assets or properties having a fair market value in excess of US$50,000 in the aggregate (including by merger or consolidation or by the acquisition of Equity Interests of any other Person);
(v)entered into a collective bargaining agreement;
(vi)made any change in any method of accounting or accounting practice or policy used by the Company, other than changes required by GAAP or applicable Law;
(vii)entered into, amended, or modified any agreement, arrangement, or transaction with any Company Related Party, other than pursuant to a benefit plan as expressly required by this Agreement;
(viii)entered into a Contract under which a Person (other than the Company) is advanced or loaned by the Company;
(ix)except pursuant to the terms as in effect on the date hereof of any Benefit Plan set forth on Schedule 2.14(a), (i) increased or changed the compensation or benefits payable or provided to any employee, officer, director, independent contractor, or other individual service provider of the Company (or for whom the Company is directly or indirectly liable) with annual base compensation in excess of ten percent (10%) US$100,000.00, (ii) became a party to, established, adopted, amended, modified, or terminated any material Benefit Plan, (iii) taken any action to accelerate the timing of any payment, funding, or vesting of any payment or benefit payable or provided or to become payable or provided to any current or former employee, officer, director, independent contractor or other individual service provider of the Company (or for whom the Company is directly or indirectly liable), or (iv) hired, engaged, promoted or terminated (other than for cause) any employee, officer, director, independent contractor or other individual with annual base compensation in excess of US$200,000.00;
(x)subjected to any Lien, any assets, or properties (whether tangible or intangible) material to the Company, except for Permitted Liens;
(xi)sold, assigned, licensed, transferred, conveyed, leased, or otherwise disposed of any assets or properties having a value in excess of US$100,000.00 in the aggregate (except for the purpose of disposing of obsolete assets or properties);
(xii)other than in the Ordinary Course of Business in an aggregate principal amount not to exceed of US$100,000.00, incurred, canceled, compromised, assumed, guaranteed, refinanced, replaced, extended, or otherwise became liable for any Indebtedness, any and all of which, for the avoidance of doubt, shall be included as Indebtedness;
(xiii)amended, modified, extended, renewed, or terminated any lease for the Leased Real Property, or entered into any new Contract or agreement for the sale, acquisition, lease, use or occupancy of any real property;
(xiv)(i) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization, or converted or
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otherwise changed the form of legal entity, in each case, with respect to the Company, (ii) split, subdivided, combined, or reclassified any other Equity Interests of the Company or (iii) redeemed, repurchased, retired or otherwise acquired or offered to redeem, repurchase, retire, or otherwise acquire any other Equity Interests;
(xv)(i) initiated any Action, (ii) entered into any settlement or release with respect to any Action or (iii) waived any claims or rights;
(xvi)made or agreed to make any capital expenditures exceeding US$100,000.00, individually or in the aggregate;
(xvii)terminated, amended, or modified any Material Contract, except for amendments and renewals (such renewals on substantially the same or more Company favorable terms and conditions as the then existing terms and conditions) in the Ordinary Course of Business, or entered into any contract or agreement that would constitute a Material Contract;
(xviii)canceled or terminated any insurance policy required to be listed on Schedule 2.15 or allowed any coverage under any such policy to lapse, unless simultaneously with such cancellation, termination, or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing in the United States providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policy were in full force and effect;
(xix)formed any Subsidiary or entered into any new line of business;
(xx)assigned, sold, transferred, licensed, permitted to lapse, disposed of, or abandoned any of, or any rights to, the Owned Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business;
(xxi)made any change in the policies with respect to cash management practices, including the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, or otherwise make any change with respect to the management of working capital;
(xxii)waived or released any non-competition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;
(xxiii)declared or paid any dividends on or made other distributions in respect of their respective Equity Interests or otherwise; or
(xxiv)authorized, committed, or agreed to take any of the foregoing actions.
Section 2.08Title to Properties; Inventory; Receivables.
(a)The Company and the Operating Subsidiaries each has good and valid title to, or a valid leasehold interest in (or other right to use), all of the personal property and assets (whether tangible or intangible, but excluding Intellectual Property) reflected on the Latest Balance Sheet (other than personal property and assets sold since the date of the Latest Balance Sheet) or acquired thereafter, in each case, free and clear of all Liens, security interests and other encumbrances, except for Permitted Liens. All such property and assets are in good operating condition and repair, normal wear and tear excepted. The real property demised by the leases described on Schedule 2.08(a) (the “Leased Real Property”) constitutes all of the real property used by the Company. All Leased Real Property is being operated in compliance with the applicable requirements of Governmental Entities. With respect to each of the leases for Leased Real Property, the Company has not subleased, licensed, or otherwise granted any Person the right to use
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or occupy such property subject to such lease or any portion thereof, except for Permitted Liens. The Company has delivered to Buyer true, complete, and correct copies of each of the leases described on Schedule 2.08(a).
(b)None of the Company or any of the Operating Subsidiaries has ever owned any real property.
(c)All inventory of the Company is in good and marketable condition and of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Latest Balance Sheet in accordance with GAAP. The inventory of the Company constitutes sufficient quantities for the normal operation of their business in accordance with past practice. All such inventory is owned by the Company free and clear of all Liens other than Permitted Liens and has been assessed by the Company at the lower of cost and net realizable value and such cost of goods sold have been adjusted accordingly.
(d)All accounts receivable of the Company have been assessed for collectability and are stated at net realizable value on the Latest Balance Sheet.
Section 2.09Tax Matters. Except as set forth on Schedule 2.09:
(a)(i) The Company has filed all income and other material Tax Returns that are required to be filed (taking into account any extensions of time to file), and each such Tax Return is true, complete and correct in all material respects; (ii) the Company has paid all Taxes which are required to be paid (whether or not shown to be due on any Tax Returns); and (iii) no audits, assessments, actions, suits, investigations, enquiries, deficiencies reassessments or administrative or judicial Proceedings are currently pending or being conducted, or asserted or threatened in writing, with respect Taxes or Tax matters of the Company.
(b)There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company.
(c)As of immediately prior to the Closing, each of the Operating Subsidiaries is properly classified as a disregarded entity for U.S. federal income and applicable state income tax purposes. The transactions contemplated by this Agreement will not give rise to any Tax pursuant to Section 1374 of the Code.
(d)No claim has ever been made in writing by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that either the Company is or may be subject to taxation by that jurisdiction, and the Company does not have a taxable presence or nexus other than in the jurisdictions in which it currently files Tax Returns.
(e)The Company has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any Tax Return or Tax assessment or deficiency.
(f)The Company is not a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement, other than customary Tax indemnification provisions contained in an agreement the primary purpose of which does not relate to Taxes.
(g)The Company has timely withheld and paid all material amounts of Taxes required to be withheld and paid in connection with amounts paid and owing by the Company to any employee, independent contractor, creditor, equityholder of the Company or other Person (whether domestic or foreign).
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(h)The Company is not or has not been a member of any affiliated group as defined in Code § 1504 (or any analogous combined, consolidated, or unitary group under non-U.S. state or local income Tax Law) filing a consolidated, combined, or unitary Tax Return. The Company does not have any liability for Taxes of any Person (other than the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law) as a transferee or successor, by Contract or otherwise.
(i)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into or issued by any Taxing Authority with or in respect to the Company.
(j)The Company is not subject to Tax in any country other than the country of its formation by virtue of (i) having a permanent establishment or other place of business in such country, or (ii) having a source of income in such country.
(k)The Company has not engaged in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any similar provisions of U.S. state or local or non-U.S. Law.
(l)Neither the Company, nor Buyer or any of its Affiliates as a result of the transactions contemplated by this Agreement, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of non-U.S., state or local Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of non-U.S., state or local Tax law), (iv) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, including pursuant to Revenue Procedure 2004-34 or Code Section 451(c) and the Treasury Regulations promulgated thereunder, (vii) under Section 951 of the Code as a result of any investment made or transaction closed on or prior to the Closing Date, (viii) any ownership of “United States property” (as defined in Section 956(c) of the Code) made on or prior to the Closing by the Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, or (ix) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of any Company Subsidiary attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date.
(m)Since December 31, 2021, except to the extent expressly contemplated by this Agreement, the Company has not made, changed or rescinded any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, prepared any Tax Return in a manner materially inconsistent with past practices, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any material right to claim a Tax refund, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, incurred any liability for Taxes outside the ordinary course of business, or entered into any closing agreement with respect to any Tax.
Section 2.10Material Contracts.
(a)Buyer has been delivered a true, complete, and correct list of all Contracts to which the Company or any of the Operating Subsidiaries is a party, or by which the Company or any of the Operating Subsidiaries is bound, meeting any of the descriptions set forth below (the “Material Contracts”):
(i)Contracts or group of related Contracts involving expected payments to or from the Company of more than US$200,000.00 annually, individually or in the aggregate;
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(ii)any Contract under which the Company has (A) created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or (B) granted a Lien on its asset or properties (other than a Permitted Lien);
(iii)(A) licenses of or to Intellectual Property (other than license agreements for “off the shelf” generally commercially available software and non-exclusive licenses granted by the Company or any of the Operating Subsidiaries to customers in the Ordinary Course of Business), (B) Contracts under which any Person has developed or has been engaged to develop any material Intellectual Property for the Company or any of the Operating Subsidiaries (excluding agreement with employees and contractors entered into in the Ordinary Course of Business on standard forms of agreement which have been provided to Buyer) or under which the Company or an Operating Company has developed or has been engaged to develop any material Intellectual Property for any Person, or (C) contracts entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, co-existence agreements, covenant not to sue agreements and consent to use agreements;
(iv)Contracts (A) imposing any material restrictions upon the ability of the Company or its Affiliates to freely engage in their respective businesses anywhere in the world or materially limiting their right to compete or engage in any line of business or operate in any geographical area, (B) obligating the Company or its Affiliates to conduct business on a “most favored nation” basis with any third party with respect to pricing terms, or (C) granting exclusive rights to any third party or requiring the Company or its Affiliates to purchase all or substantially all of its requirements for a product or service from a particular Person;
(v)Contracts relating to the acquisition or disposition (other than acquisitions or dispositions of supplies, inventory, or products in the Ordinary Course of Business) by the Company of (A) a business or a business line, (B) assets or properties, or (C) any Equity Interests;
(vi)Contracts involving the lease of real property (including the Leased Real Property leases) or tangible personal property with a value greater than [US$10,000.00];
(vii)collective bargaining agreements or any other contract with any labor union, works council or other labor organization (each, a “Labor Agreement”);
(viii)joint venture, partnership, investment, strategic alliance, sharing of revenue or similar agreements between the Company and any third party;
(ix)Contracts with any Governmental Entity;
(x)Contracts with the Top Customers;
(xi)Contracts with the Top Vendors;
(xii)Contracts with the Top Licensors;
(xiii)Contracts with any Company Related Party;
(xiv)Contracts for the engagement or employment of any former (to the extent of any ongoing Liability) or current officer, director, employee or other Person that provide for (A) annual compensation in excess of CDN$50,000.00 or require the Company to provide notice in excess of thirty (30) days in order to terminate such agreement without liability, (B) severance or termination benefits or payments, (C) the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby (either alone or in combination with any other event), or (D) loans to any current or former employees, officers, directors or other individual service providers; and
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(xv)any settlement, conciliation or similar agreement with any Governmental Entity or other Person pursuant to which the Company would have outstanding obligations after the date of this Agreement.
(b)Each Material Contract is legal, valid, and binding on the Company or the applicable Operating Subsidiary and is in full force and effect and enforceable by the Company or the applicable Operating Subsidiary in accordance with its terms, subject to the Enforceability Exceptions.
(c)The Company or the applicable Operating Subsidiary is not in default under, or in breach of, any Material Contract. To the Knowledge of any of the Sellers and the Related Interest Holders, no other party to any Material Contract is in breach thereof or default thereunder, and no event has occurred which, with notice or the lapse of time or both, would constitute a breach or default. The Company or applicable Operating Subsidiary has not received any written (or, to the Knowledge of any of the Sellers and the Related Interest Holders, oral) notice of termination, cancellation, non-renewal, non-extension, revocation, dispute, material breach or material default under any Material Contract, and, to the Knowledge of any of the Sellers and the Related Interest Holders, there are no renegotiations of, or attempts or requests to renegotiate or outstanding rights to renegotiate, any material terms of any of the Material Contracts. There are no claims pending or threatened in writing (or, to the Knowledge of any of the Sellers and the Related Interest Holders, orally) alleging the default or breach of any Material Contract.
(d)Each of the representations and warranties contained in the December 2024 Agreement was true and correct as of December 4, 2024, as of the date of closing of the transactions contemplated therein (unless and to the extent the applicable representation and warranty expressly references a specific date), and as of the Closing Date and, notwithstanding any temporal, scope, or other limitations of the enforcement of such representations and warranties in the December 2024 Agreement and the terms of the December 2024 Release Agreement, such representations and warranties and the related covenants contained in the December 2024 Agreement remain in full force an effect as of the Closing Date as if they had been set forth in full herein.
Section 2.11Intellectual Property.
(a)All Registered Company Intellectual Property is currently in compliance with all formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use, and renewal applications), and the Company or applicable Operating Subsidiary has taken all actions necessary, to obtain, perfect and maintain such Registered Company Intellectual Property in full force and effect in the jurisdictions in which the Registered Company Intellectual Property is currently registered. The Registered Company Intellectual Property is subsisting and, to the Knowledge of any of the Sellers and the Related Interest Holders, valid and enforceable to the extent registered or issued. No (1) government, university, or other public funding, or (2) facilities or personnel of a university, college, education facility, or research center were used in the development of the Owned Intellectual Property. There are no opposition, cancellation, interference, or re-examination proceedings presently pending with respect to any Registered Company Intellectual Property.
(b)The Company or an Operating Subsidiary exclusively owns all right, title, and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). The Company or an Operating Subsidiary owns and has all right, title and interest in and to or possesses the valid right to use, pursuant to written agreements, all Intellectual Property used in or necessary for the conduct of the business of the Company and the Operating Subsidiaries as currently conducted; provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement.
(c)To the Knowledge of any of the Sellers and the Related Interest Holders, immediately following the Closing, the Company and its Operating Subsidiaries shall continue to
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own or have the valid right to use, to the same extent as prior to the Closing, all Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted. The transactions contemplated by this Agreement will not impair or adversely impact the foregoing.
(d)None of the Company or any Operating Subsidiary has received any written claim or notice asserting invalidity or unenforceability of the Owned Intellectual Property, or alleging that the Company or an Operating Subsidiary has infringed, misappropriated, or otherwise violated the Intellectual Property rights of a third party. The conduct of the business of the Company and its Operating Subsidiaries does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the Intellectual Property rights of a third party. With respect to any third-party Software used by the Company or an Operating Subsidiary, the Company or applicable Operating Subsidiary has, in accordance with each applicable third party’s Software licensing requirements, obtained and at all times maintained the appropriate number of licenses to use such Software in the operation of the business.
(e)To the Knowledge of any of the Sellers and the Related Interest Holders, no third party is infringing, misappropriating, or otherwise violating any Owned Intellectual Property. None of the Company or any Operating Subsidiary has brought any Action alleging infringement, misappropriation, or other violation of Intellectual Property against any third party.
(f)The Company and its Operating Subsidiaries has taken commercially reasonable measures to protect the confidentiality of the trade secrets material to the business of the Company and the Operating Subsidiaries, taken as a whole, and no such trade secret has been authorized to be disclosed or has been actually disclosed by the Company other than to Persons subject to contractual or other legally binding obligations restricting the disclosure and use of such trade secret.
(g)All current and former employees and independent contractors involved in the development of material Owned Intellectual Property have executed written agreements assigning their rights to such Intellectual Property to the Company. To the Knowledge of any of the Sellers and the Related Interest Holders, no current or former employees or independent contractors of the Company are or were in violation thereof.
(h)To the Knowledge of any of the Sellers and the Related Interest Holders, none of the Company Products incorporates, links with, or otherwise uses Software licensed pursuant to an Open Source Software license that (1) conditions the use or distribution of such Software on the disclosure, licensing or distribution of any portion of such Company Software in source code form or at no charge, or (2) creates obligations for the Company to grant to any third party any rights or immunities under any Owned Intellectual Property.
(i)The Company or applicable Operating Subsidiary has the right to access and use all Company IT Systems that are reasonably necessary for the operation of the Company and its Operating Subsidiaries. To the Knowledge of any of the Sellers and the Related Interest Holders, none of the Company IT Systems contain any viruses, worms, Trojan horses, bugs, faults or other harmful devices, errors, contaminants, or effects that (i) disrupt or adversely affect the functionality of any Company IT Systems, or (ii) enable or assist any Person to access any Company IT Systems without authorization. The Company and the Operating Subsidiaries each maintains commercially reasonable security, disaster recovery, and business continuity plans and procedures with respect to the Company IT Systems. To the Knowledge of any of the Sellers and the Related Interest Holders, since the Lookback Date, the Company IT Systems have not suffered any (A) malfunction or failure or (B) security breach which has resulted in the unauthorized access, use, disclosure, modification, corruption, destruction, or encryption of any data or information stored therein.
(j)The Company and the Operating Subsidiaries each is in material compliance with all Privacy Obligations by which they are bound. The Company and the Operating Subsidiaries each has taken commercially reasonable technical and organizational security measures to protect
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against loss, damage, and unauthorized or unlawful Processing of Personal Data in the Company’s or applicable Operating Subsidiary’s possession or control.
(k)Neither the Company nor any of the Operating Subsidiaries has experienced any unauthorized access to, or deletion or other misuse of, any Personal Data in its possession or control (a “Security Incident”) or made or been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident, which has had, or could reasonably be expected to have, a Material Adverse Effect. To the Knowledge of any of the Sellers and the Related Interest Holders, no Personal Data Supplier has experienced any Security Incident or made or has been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident with respect to any Personal Data provided by it to the Company or an Operating Subsidiary.
(l)The Company and each Operating Subsidiary has presented to Data Subjects a Privacy Policy which complies with Privacy Laws prior to the collection of any Personal Data from such Data Subjects. Neither the Company nor any Operating Subsidiary has made any official statement to the general public regarding the Company’s information security practices applicable to any Personal Data other than those made in the Company Privacy Policies.
(m)There are no Actions, suits, investigations, or Proceedings pending or threatened in writing against the Company or any Operating Subsidiary alleging a violation of any Privacy Obligation by which they are bound, and, to the Knowledge of any of the Sellers and the Related Interest Holders, no valid basis exists for any such action, suit, investigation or Proceeding.
(n)The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, with all Privacy Obligations by which the Company is bound. Following the Closing Date, the Company and each Operating Subsidiary will continue to be permitted to Process Personal Data held by the Company and applicable Operating Subsidiary in like manner and extent as of the date of this Agreement.
Section 2.12Litigation. Except as set forth on Schedule 2.12, there are no, and since the Lookback Date there have not been any, Actions pending or, to the Knowledge of any of the Sellers and the Related Interest Holders, threatened in writing by or against the Sellers, the Company, any Operating Subsidiary, or its or their respective assets or properties. Schedule 2.12 sets forth all Orders against the Sellers, the Company, each Operating Subsidiary or any of its assets or properties that are currently in effect.
Section 2.13Employees.
(a)None of the Company nor any Operating Subsidiary has experienced any strike, lockout, labor grievance, arbitration, work stoppage, picketing, hand billing, work slow-down, unfair labor practice charge, or other labor dispute since the ` Date. Neither the Company nor any Operating Subsidiary is a party or bound by any Labor Agreement. No union organizational effort is presently being made or, to the Knowledge of any of the Sellers and the Related Interest Holders, threatened by or on behalf of any labor union with respect to employees of the Company, and no such efforts have occurred since the Lookback Date. No Labor Agreement is currently being negotiated by the Company or any Operating Subsidiary and neither the Company nor any Operating Subsidiary is currently obligated to negotiate with any union or other representative of employees. There are no representation proceedings presently pending or to the Knowledge of any of the Sellers and the Related Interest Holders threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.
(b)The Company has made available to Buyer a true, complete, and correct list as of the date of this Agreement of each employee of the Company or any Operating Subsidiary (including any employee on leave or layoff status), together with each such employee’s (i) title and/or position; (ii) base salary or hourly wage rate (as applicable); (iii) classification as exempt or non-exempt from overtime pay requirements; (iv) work location; and (v) leave status.
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(c)The Company and each Operating Subsidiary is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws pertaining to labor, employment, and employment practices to the extent they relate to employees or independent contractors of the Company or any Operating Subsidiary, including without limitation provisions thereof relating to wages, hours, equal opportunity, collective bargaining, withholdings and deductions, nondiscrimination in employment, independent contractors and classification of personnel. Each employee of the Company or an Operating Subsidiary classified as exempt from the overtime pay provisions of applicable wage and hour Laws since the Lookback Date is and was in all material respects properly classified. Each independent contractor or consultant that is a natural person and has provided services to the Company or an Operating Subsidiary since the Lookback Date is and has been in all material respects properly characterized as an independent contractor or consultant under applicable Laws. Except as set forth on Schedule 2.13(c), (i) there are no Actions against the Company or an Operating Subsidiary pending, or, to the Knowledge of any of the Sellers and the Related Interest Holders, threatened to be brought or filed, by or with any Governmental Entity in connection with the employment of any current or former employee or independent contractor of the Company, and (ii) there have been no complaints or allegations of sexual or other harassment made by or against any employees of the Company or an Operating Subsidiary arising out of or related to their employment by or with the Company or an Operating Subsidiary since the Lookback Date. The Company or applicable Operating Subsidiary has promptly, thoroughly, and impartially investigated all sexual harassment, or other discrimination, retaliation, or policy violation allegations of which any of them are aware. With respect to each such allegation with potential merit, the Company or applicable Operating Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper conduct.
(d)None of the Company nor any Operating Subsidiary has engaged in any plant closing, shutdown, employee layoff, furlough, temporary layoff, reduction-in-force, material work schedule change or reduction in salary or wages since the Lookback Date that would give rise to an obligation to provide any notice pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local, or other Laws (the “WARN Act”) that, if applicable, has not been satisfied.
(e)To the Knowledge of any of the Sellers and the Related Interest Holders, no current employee or independent contractor of the Company or any Operating Subsidiary with annualized compensation at or above US$100,000.00 intends to terminate his or her employment or engagement prior to the one-year anniversary of the Closing.
Section 2.14Employee Benefit Plans.
(a)Buyer has been provided a true, complete, and correct list of all Benefit Plans. For purposes of this Agreement, “Benefit Plan” means “employee benefit plans” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not such employee benefit plan is subject to ERISA, and each retirement, profit-sharing, welfare benefit (including health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits), deferred compensation, incentive compensation, bonus, commission, severance, fringe benefit, change of control, transaction, termination, retention, option, warrant, restricted equity, equity appreciation, phantom equity or other equity or equity-based compensation, or other benefit or compensation plans, programs, policies, arrangements or agreements that are sponsored, maintained or contributed to by the Company or any Operating Subsidiary and/or provide compensation or benefits to any current or former employee of the Company or any Operating Subsidiary, or with respect to which the Company or any Operating Subsidiary has any current or contingent liability or obligation.
(b)The Company has made available to Buyer true, complete, and correct copies of all documents which comprise the most current version of the plan document and any and all amendments thereto with respect to each Benefit Plan.
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(c)Each Benefit Plan has been established, maintained, funded, and administered in all material respects in accordance with the terms and conditions of its respective plan document and the requirements of the Code, ERISA, and applicable Law. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or may rely upon a favorable determination, opinion or advisory letter from the IRS and nothing has occurred and, to the Knowledge of any of the Sellers and the Related Interest Holders, no facts or circumstances exist, that would reasonably be expected to result in the disqualification of any such Benefit Plan.
(d)No Benefit Plan is and neither the Company nor any Operating Subsidiary, has now or in the past six (6) years, sponsored, maintained or contributed to (or had an obligation to sponsor, maintain, or contribute to) and each does not have any Liability with respect to: (i) any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, and the rules and regulations thereunder.
(e)None of the Benefit Plans provides for, nor do any of the Company or any Operating Subsidiary have, an obligation to or have promised to provide, post-employment or post-termination or ownership life, health, medical or other welfare benefit coverage to any current or former employee of the Company or any Operating Subsidiary or beneficiaries or dependents thereof or to any other person, other than (i) pursuant to COBRA or similar state insurance Laws or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. None of the Company or any Operating Subsidiary has any liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(f)There are no pending or threatened Actions with respect to any Benefit Plan or the assets of any of the trusts under such plans (other than routine claims for benefits) and, to the Knowledge of any of the Sellers and the Related Interest Holders, no facts or circumstances exist that would reasonably be likely to give rise to any such Actions.
(g)Neither the execution of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby could, either alone or together with any other event: (i) entitle any current or former employee, director, officer or independent contractor that is a natural person of the Company or an Operating Subsidiary (or for whom the Company or applicable Operating Subsidiary is directly or indirectly liable) to any compensation or benefit (including the forgiveness of any indebtedness), (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former employee, director, officer or independent contractor that is a natural person, or (iii)  result in the payment or provision of any amount or benefit that could reasonably be expected to, individually or in combination with any other such payment or benefit, constitute an “excess parachute payments” within the meaning of Section 280G of the Code.
(h)Neither the Company nor any Operating Subsidiary has any obligation to “gross-up,” reimburse or otherwise indemnify any individual for any Tax, penalty or interest incurred pursuant to Section 409A or Section 4999 of the Code.
(i)Each Benefit Plan or other plan, program, policy, agreement or arrangement of the Company (or for which the Company is directly or indirectly liable) that constitutes, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, documented and operated in compliance with Section 409A of the Code and the regulations thereunder, and no amount thereunder has been, is or is expected to be subject to Tax under Section 409A of the Code.
Section 2.15Insurance. Buyer has been provided with a true, complete, and correct list of each insurance policy maintained by the Company or any of its Operating Subsidiaries which relate to the Company or such Operating Subsidiary or its assets, properties, or operations. All of such insurance policies are in full force and effect, the Company and each Operating Subsidiary is in material compliance with the terms of all such insurance policies and all premiums that are due and payable with respect thereto have been paid in full as of the date of this Agreement. Neither the
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Company nor any Operating Subsidiary has received written or, to the Knowledge of any of the Sellers and the Related Interest Holders, oral notice of a material increase in premiums with respect to, or any notice or cancellation or non-renewal of, any such insurance policy. The Company and each Operating Subsidiary has given timely notice to its insurers of all material claims that may be insured by any such insurance policy, and insurance coverage of such claims has not been denied or disputed by any insurer.
Section 2.16Compliance with Laws; Permits. The Company and each Operating Subsidiary is, and its directors, officers and employees and, to the Knowledge of any of the Sellers and the Related Interest Holders, its agents and other third party representatives at all times have been, (i) in compliance in all material respects with all applicable Laws and Orders, including the applicable requirements of all Anti-Corruption Laws, United States Sanctions Laws and Anti-Money Laundering Laws, (ii) have not engaged in any dealings with or for the benefit of any person that has been at the time of such dealings (x) the subject or target of United States Sanctions Laws or (y) located in, organized in, or a resident of any country or territory subject to, or the government of which is subject to, United States Sanctions Laws, including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Donetsk, Luhansk, and Crimea regions of Ukraine and (iii) have not given nor agreed to give anything of value to any official, employee or agent of any Governmental Entity, or to any other Person, in each case, in violation of Anti-Corruption Laws. Except as would not reasonably be expected to be material to the Company and its Operating Subsidiaries: (i) at all times since the Lookback Date the Company has held, and the Company currently holds, all permits, licenses, certificates, registrations, accreditations, variances, waivers, orders or other authorizations or consents of a Governmental Entity (collectively, “Permits”) required for the lawful conduct of the businesses of the Company as then conducted; (ii) each such Permit currently held by the Company or an Operating Subsidiary is valid and in full force and effect; (iii) to the Knowledge of any of the Sellers and the Related Interest Holders, there is no present or ongoing audit or investigation by any Governmental Entity that could reasonably be expected to result in a claim or notice of a violation, revocation, nonrenewal, or adverse modification of any such material Permit; and (iv) to the Knowledge of any of the Sellers and the Related Interest Holders neither the Company nor any Operating Subsidiary is in violation of or in default under any such Permit. Neither the Company, the Operating Subsidiaries, nor any of its or their directors, officers, and employees, nor, to the Knowledge of any of the Sellers and the Related Interest Holders, any of its agents or other third party representatives has, in the last five years, been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any offense or alleged offense under Anti-Corruption Laws or United States Sanctions Laws, and no such investigation, inquiry, or enforcement proceedings are currently pending.
Section 2.17Environmental Matters. Except as would not reasonably be expected to be material to the Company or its Operating Subsidiaries:
(a)The Company and each Operating Subsidiary is and since the Lookback Date has been in material compliance with all Environmental Requirements.
(b)The Company and each Operating Subsidiary has obtained and maintain all material permits, licenses and other authorizations required under Environmental Requirements for the operation of the business of the Company, and the Company is, and since the Lookback Date has been, in material compliance with such permits, licenses and authorizations.
(c)Since the Lookback Date (or earlier to the extent unresolved), neither the Company nor any Operating Subsidiary has received any written notice of actual or alleged violation of Environmental Requirements, or any written notice of any actual or alleged Liability or any investigatory, remedial, or corrective obligation arising under Environmental Requirements, relating to the Company, such Operating Subsidiary, or its facilities.
(d)None of the Company or any Operating Subsidiary (i) has any Liability (contingent or otherwise) under Environmental Requirements; or (ii) has received any written notice that any Hazardous Materials which the Company or such Operating Subsidiary has generated,
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transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Company or an Operating Subsidiary conduct a remedial investigation, removal or other response action pursuant to any Environmental Requirement.
Section 2.18Affiliated Transactions. Except any Contract that is a Benefit Plan, and the Related Party Credit Obligations, neither the Company nor any Operating Subsidiary is party to any Contract with any Company Related Party and has not advanced or loaned money to any Company Related Party. To the Knowledge of any of the Sellers and the Related Interest Holders, no Company Related Party has, directly or indirectly, a material financial interest in (a) any Person that furnished or sold (or furnishes or sells) services or products that the Company furnishes or sells (or proposes to furnish or sell), (b) any Person that purchases from, or sells or furnishes to, the Company any products or services, (c) any Top Customer, Top Vendor or Top Licensor or (d) any material assets or properties that are used by the Company. The tangible and intangible personal property and assets currently owned or leased by the Company or an Operating Subsidiary (i) are the only tangible and intangible personal property and assets related to the business of the Company or such Operating Subsidiary, and (ii) are sufficient for the Company or the Operating Subsidiary to continue to conduct its business immediately after the Closing in substantially the same manner as it was conducted immediately prior to the date hereof and the Closing. Without limiting the foregoing, no Company Related Party (other than the Company or an Operating Subsidiary) (i) owns or licenses any material intellectual property used in or necessary for the operation of the business of the Company or the Operating Subsidiary or (ii) owns or leases any real property used or intended to be used in, or otherwise related to, the business of the Company or an Operating Subsidiary.
Section 2.19Customers; Vendors; Licensors.
(a)Buyer has been delivered a true, complete, and correct list of the names of the top ten (10) customers of the Company and the Operating Subsidiaries on a consolidated basis for the twelve (12)-month period ending on December 31, 2024, based on aggregate sales by the Company during such period (collectively, the “Top Customers”). None of the Top Customers has cancelled, not renewed or terminated any Contracts with the Company or an Operating Subsidiary, has ceased or materially reduced its purchases of products or services from the Company or an Operating Subsidiary or materially changed the terms (whether related to payment, price or otherwise) with respect to buying products and/or services from the Company or such Operating Subsidiary, and neither the Company nor any Operating Subsidiary has received written notice (or, to the Knowledge of any of the Sellers and the Related Interest Holders, oral notice) from any Top Customer to the effect that such Top Customer intends to cancel, not renew or terminate any Contracts or agreements with the Company or intends to cease or materially reduce its purchases of products or services from the Company.
(b)Buyer has been delivered a true, complete, and correct list of the names of the top ten (10) (i) vendors and suppliers (other than manufacturing suppliers and vendors) and (ii) manufacturing suppliers and vendors, in each case, of the Company and the Operating Subsidiaries on a consolidated basis for the twelve (12)-month period ending on December 31, 2024, based on aggregate payables made by the Company and the Operating Subsidiaries during such period (the “Top Vendors”). None of the Top Vendors has cancelled, not renewed or terminated any Contracts or agreements with the Company or an Operating Subsidiary or materially changed the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Company or the Operating Subsidiary, and neither the Company nor any Operating Subsidiary has received written notice (or, to the Knowledge of any of the Sellers and the Related Interest Holders, oral notice) from any Top Vendor to the effect that such Top Vendor has or intends to cancel, not renew or terminate any Contracts or agreements with such entity.
(c)Buyer has been delivered a true, complete and correct list of the names of the top ten (10) licensors to the Company of Intellectual Property for use on or in connection with the Company’s and its Operating Subsidiaries’ goods and services for the twelve (12)-month period ending on December 31, 2024, based on aggregate royalties, license fees and other payments by the
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Company or an Operating Subsidiary in respect of licenses of such Intellectual Property during such period (collectively, the “Top Licensors”). None of the Top Licensors has (A) cancelled, not renewed or terminated any Contracts or agreements with the Company or an Operating Subsidiary or materially changed the terms (whether related to payment, price, duration or otherwise) with respect to supplying materials, products or services to the Company or such Operating Subsidiary, or indicated (orally or in writing) an intent to cancel, not renew or terminate any Contracts or agreements with the Company or an Operating Subsidiary or materially change the terms (whether related to payment, price, duration or otherwise) with respect to supplying materials, products or services to the Company or an Operating Subsidiary. The execution, delivery or performance of this Agreement shall not (A) permit any Top Licensor to terminate or suspend or (B) result in the termination or suspension of any Contract or agreement with such Top Licensor.
Section 2.20Brokerage. No Person is entitled to, and there are no claims for, any brokerage commissions, finder’s fees, or other fee or commission in connection with the transactions contemplated by this Agreement based on any arrangement, act or agreement made by or on behalf of the Company, for which the Company, Buyer, Sellers, an Operating Subsidiary, or any of their respective Affiliates could become liable or obligated.
Section 2.21Privacy and Data Security.
(a)Each of the Company and each Operating Subsidiary has complied at all times, and the conduct of the business as currently conducted, and as currently proposed to be conducted, complies with all applicable Privacy and Data Security Requirements. None of the representations or disclosures made or contained in any Privacy Policy are or have been inaccurate, misleading, or deceptive or in violation of any applicable Privacy and Data Security Requirements. None of the Company or any Operating Subsidiary has received any written complaint, inquiry or request for information or documents, and no Action is pending or, to the Knowledge of any of the Sellers and the Related Interest Holders, threatened against the Company or an Operating Subsidiary alleging that the Processing of Personal Data by the Company or such Operating Subsidiary violates any applicable Privacy and Data Security Requirements, and neither the Company nor any Operating Subsidiary is aware of any facts or circumstances that are reasonably likely to give rise to such an Action.
(b)Neither the (a) the execution, delivery or performance of this Agreement or any Ancillary Agreement, nor (b) the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement violates or will violate of any applicable Privacy and Data Security Requirements or any Privacy Policy. Each of the Company and the Operating Subsidiaries has at all times implemented and maintained in place reasonable and appropriate physical, technical and administrative security programs, policies, procedures and such other measures required by applicable Privacy and Data Security Requirements, to protect Personal Data that each Company, Processes in connection with the operation of such Company’s and Operating Subsidiary’s business from destruction, loss, alteration, damage, unauthorized access, or disclosure or illegal or unauthorized Processing (“Security Policies”). No breach or violation of any such Security Policies or any Privacy Policy has occurred or is threatened. There has been no destruction, loss, alteration, damage, unauthorized access, use, or disclosure or illegal or unauthorized Processing of any Personal Data in the possession or control of the Company or an Operating Subsidiary. Neither the Company nor any Operating Subsidiary has experienced any phishing incident, ransomware or malware attack, malicious disruption of Systems or other Security Incident in each case in which Personal Data was or may likely have been accessed, disclosed, acquired or exfiltrated in an unauthorized manner and neither the Company nor any Operating Subsidiary has received any written notices from any Person or has been the subject of any actual or, to the Knowledge of any of the Sellers and the Related Interest Holders, threatened claim, proceeding, or investigation with respect thereto.
(c)Each of the Company and the Operating Subsidiaries has at all times established legal basis, made all required disclosures to, and obtained all consents from, users, customers, employees, contractors, Governmental Entities and other applicable third parties
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required by all applicable Privacy and Data Security Requirements and as necessary for the Company’s or such Operating Subsidiary’s Processing of Personal Data in connection with the conduct of its business as it has been conducted and currently planned to be conducted, and has filed any and all required registrations with the applicable data protection authority. The Systems that are material to the conduct of the business of the Company or the Operating Subsidiary, as currently conducted and currently planned to be conducted, have commercially reasonable security, back-ups and disaster recovery arrangements in place that comply with the applicable Privacy and Data Security Requirements. The Systems have never suffered any material failure and each of the Company and the Operating Subsidiaries has undertaken and implemented measures to prevent any material failures.
(d)Each of the Company and the Operating Subsidiaries has obtained written agreements from all subcontractors and third-party vendors to whom such Company or Operating Subsidiary has provided or disclosed Personal Data that (1) satisfy the requirements of the Privacy and Data Security Requirements, and (2) bind the subcontractor and third-party vendors to at least the same restrictions and conditions that apply to such Company with respect to such Personal Data.
(e)Each of the Company and the Operating Subsidiaries has taken commercially reasonable steps to limit access to Personal Data to: (a) the Company’s or such Operating Subsidiary’s personnel and to subcontractors and third-party vendors providing services to or on behalf of such Company or Operating Subsidiary in each case to those who have a need to know such Personal Data in the execution of their duties to such Company or Operating Subsidiary; and (b) such other Persons permitted to access such Personal Data in accordance with the Privacy Policies, and contractual obligations to which the Company or such Operating Subsidiary is bound.
(f)Neither the Company nor any Operating Subsidiary stores, receives, or processes payment card information in any manner subject to the requirements of the Payment Card Industry Data Security Standard.
Section 2.22Investment Representation.
(a)Sellers or their designees are acquiring the shares of ALT5 Stock, the shares of Alyea Stock, and the ALT5 Warrants (and the shares of ALT5 common stock underlying the ALT5 Warrants) (collectively, the “ALT5/Alyea Securities”) for investment for Sellers’ or their designees’ own account, and not with the view to, or for resale in connection with, any distribution thereof. Sellers understand that none of the ALT5/Alyea Securities has been and none will be registered under the Securities Act and all are being offered and sold or granted to the Sellers or their designees pursuant to an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Sellers’ or their designees’ representations as expressed herein and in response to any ALT5 inquiry.
(b)Sellers are accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(c)The Sellers (a) are sophisticated parties familiar with transactions similar to those contemplated by this Agreement, (b) have adequate information concerning the business and financial condition of ALT5 to make an informed decision regarding the acquisition of the ALT5/Alyea Securities, and (c) except for the representations, warranties, and covenants of the Buyer under this Agreement or the exhibits or appendices hereto, have independently and without reliance upon ALT5 or any Person acting for ALT5, and based on such information and the advice of such advisors to the Sellers as the Sellers have deemed appropriate, made their own analysis and decision to enter into this Agreement. Except for the representations, warranties, and covenants of the Buyer under this Agreement or the exhibits or appendices hereto, or ALT5’s reports filed with the Securities and Exchange Commission under the Exchange Act on or before the date hereof, the Sellers have not relied on ALT5 or any Person acting for ALT5 for any information regarding ALT5
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or the value of any of any of the ALT5/Alyea Securities. The Sellers acknowledge that none of ALT5 nor any Person acting for ALT5, or any of their respective Affiliates, is acting as a fiduciary or financial or investment adviser to the Sellers, and that, except for the representations, warranties, and covenants of the Buyer under this Agreement or the exhibits or appendices hereto, none of ALT5 or any Person acting for ALT5, or any of their respective Affiliates, has given Sellers any investment advice, opinion or other information on whether the acquisition of the ALT5/Alyea Securities is prudent.
(d)Sellers have had access to all information regarding ALT5 and its present and prospective business, assets, liabilities, and financial condition that Sellers consider important in making the decision to acquire the ALT5/Alyea Securities. The Sellers has sought their own accounting, legal, tax or other advice as each has considered necessary to make an informed decision with respect to its acquisition of the ALT5/Alyea Securities.
(e)Sellers are fully aware of: (a) the highly speculative nature of the ALT5/Alyea Securities; (b) the financial hazards involved; (c) the lack of liquidity of the ALT5/Alyea Securities (and, in particular, the shares of Alyea Stock and any debt or equity securities of Alyea into which it is converted) and the limitations on the transfer of the ALT5/Alyea Securities under state and federal securities laws; and (d) the tax consequences of acquiring the ALT5/Alyea Securities. The Sellers’ prior investment experience and their general knowledge about ALT5, together with any accounting, legal, tax or other advice received by Sellers from their respective advisors, enable the Sellers to make an informed decision with respect to the merits and risks of an investment in the ALT5/Alyea Securities. Sellers are able to bear the economic risk of their acquisition of the ALT5/Alyea Securities, including a complete loss of the value of the ALT5/Alyea Securities.
(f)Sellers acknowledges that the ALT5/Alyea Securities, because they have not been registered under the Securities Act, may be required to be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available, such as any exemption as may be available pursuant to Rule 144 under the Securities Act. Sellers acknowledge that there is no intention to register the ALT5 Warrants or the shares of Alyea Stock under the Securities Act, and further acknowledges Sellers’ understanding that the shares of ALT5 Stock, the shares of common stock of ALT5 underlying the ALT5 Warrants, and the shares of Alyea Stock are restricted securities, the resale of which will not be registered under the Securities Act.
Section 2.23No Other Representations and Warranties.
(a)Except for the representations and warranties of Buyer set forth in Article III and any other Transaction Document, the Company, Operating Subsidiaries and Sellers and the Related Interest Holders hereby acknowledge and agree that none of Buyer or any of its Affiliates, equityholders, directors, officers, employees, agents, representatives, or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Buyer or any of its Affiliates, or their respective business or operations, including with respect to any information provided or made available to the Sellers or any of its respective Affiliates, equityholders, directors, officers, employees, agents, representatives or advisors, or any other Person.
(b)Sellers are consummating the transactions contemplated hereby without reliance on, and hereby disclaims, any representation or warranty, express or implied, by Buyer or any other Buyer Related Party, nor any other Person, except as expressly set forth in Article III hereto or those made in any other Transaction Document.
Article III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers as of the date of this Agreement and as of the Closing Date that:
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Section 3.01Organization and Power. Buyer is a legal entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized, with full power and authority to enter into this Agreement and perform its obligations hereunder.
Section 3.02Authorization; Valid and Binding Agreement. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery, or performance of this Agreement and the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby or thereby. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by the other parties hereto and thereto, each constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.03No Breach. Neither the execution, delivery and performance of this Agreement nor the other Transaction Documents (as applicable) by Buyer nor the consummation of the transactions contemplated hereby or thereby will (with or without due notice or lapse of time or both): (a) violate Buyer’s Organizational Documents or (b) conflict with or result in any breach of, constitute a default under or give rise to any right of termination, modification or cancellation under any material contract or material permit to which Buyer is a party or by which any of Buyer’s assets are subject, or (c) result in the creation of any Lien upon any Equity Interests held by Buyer, or (d) violate any Law applicable to Buyer.
Section 3.04Governmental Consents, etc.
Other than ALT5’s filings with the Securities and Exchange Commission under the Exchange Act and any notices required to be filed by ALT5 with the Nasdaq Stock Market or any other exchange or market listing or quoting ALT5’s securities, Buyer is not required to submit any notice or report to, or approval application or other filing with any Governmental Entity or any other Person and no clearance, consent, approval or authorization of any Governmental Entity or any other Person is required to be obtained by Buyer in connection with the execution, delivery or performance by it of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.
Section 3.05Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened in writing against Buyer, that challenges the validity of this Agreement or the other Transaction Documents or the right of Buyer to enter into any such agreements or to consummate the transactions contemplated hereby or thereby, or that, individually or in the aggregate, would be reasonably expected to adversely affect the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.
Section 3.06Brokerage. No Person is entitled to, and there are no claims for, any brokerage commissions, finders’ fees, or similar fees or compensation in connection with the transactions contemplated by this Agreement based on any arrangement, act or agreement made by or on behalf of Buyer or ALT5 for which the Sellers or their respective Affiliates could become liable or obligated.
Section 3.07Investment Representation. Buyer is acquiring the Fortress Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to any public distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to
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the risks of the Transaction and of the ownership of the Fortress Shares. Buyer acknowledges that the Fortress Shares have not been registered under the Securities Act or the Exchange Act or qualified any state or foreign securities Laws and that the Fortress Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act or the Exchange Act or is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Laws.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Sellers hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:
Section 4.01Natural Person. Sellers are either a natural person or an entity, in each case, with the power and authority to enter into this Agreement and the Transaction Documents to which Sellers are a party and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
Section 4.02Authorization; No Breach; Valid and Binding Agreement.
(a)Sellers have all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other acts on the part of Sellers, the Company or any of the Operating Subsidiaries are necessary to authorize the execution, performance or delivery by Sellers of this Agreement or the other Transaction Documents or to perform its obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby. Assuming that this Agreement and each other Transaction Document is a legal, valid and binding obligation of Buyer and the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, insolvency, reorganization, moratorium or other similar Laws of general applicability affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, whether considered in an Action at law or in equity (the “Enforceability Exceptions”). Assuming each other Transaction Document is a legal, valid, and binding obligation of Buyer and the other parties thereto, as applicable, each other Transaction Document to which a Seller is a party constitutes a legal, valid, and binding obligation of the Company, enforceable against that Seller in accordance with its terms, subject to the Enforceability Exceptions. This Agreement and the other Transaction Documents to which the Company is a party have been duly authorized, executed and delivered by the Sellers.
(b)Neither the execution, delivery and performance of this Agreement nor the other Transaction Documents to which the Sellers are to be a party nor the consummation of the transactions contemplated hereby or thereby will (with or without due notice or lapse of time or both): (i) violate the provisions of the Company’s Organizational Documents, (ii) conflict with or result in any breach of, constitute a default under, result in a violation of, or give rise to any right of termination, modification or cancellation under any Material Contract or material Permit to which the Company is a party or by which any of the assets of the Company is subject, (iii) result in the creation of any Lien upon the Shares or any Equity Interests, assets or properties of the Company or any of the Operating Subsidiaries (iv) violate any Law applicable to the Sellers, the Company, or any of the Operating Subsidiaries.
Section 4.03Governmental Consents, etc. Sellers are not required to submit any notice or report to, or approval application or other filing with any Governmental Entity or any other Person and no clearance, consent, approval or authorization of any Governmental Entity or any other
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Person is required to be obtained by Sellers in connection with the execution, delivery or performance by him, her or it of this Agreement and the other Transaction Documents to which he, she or it is a party or the consummation of the transactions contemplated hereby or thereby.
Section 4.04Title to Fortress Shares. Sellers have record and beneficial ownership of the Fortress Shares which constitute 100% of the issued and outstanding Equity Interests of the Company, free and clear of any and all Liens (other than any restrictions on transfer of securities arising under any applicable federal or state securities laws). Neither Sellers nor the Related Interest Holders or any other Person has any subscriptions, warrants, options, convertible securities, or other rights (contingent or otherwise) granting Sellers or the Related Interest Holders or any other Person the right to purchase or acquire (including upon conversion, exchange, or exercise) any Equity Interests or other equity securities of the Company or any of its Subsidiaries, including the Operating Subsidiaries. Except as provided in this Agreement, neither Sellers nor the Related Interest Holders or any other Person are party to or bound by any agreement or instrument expressly affecting Sellers’ right to transfer or vote the Fortress Shares.
Section 4.05Litigation. There are no Actions pending or, or to the Knowledge of any of the Sellers and the Related Interest Holders, threatened in writing against Sellers relating to the ownership of the Fortress Shares or of any actual or purported Equity Interests in the Company or the Operating Subsidiaries by any Person. There are no Actions pending or, or to the Knowledge of any of the Sellers and the Related Interest Holders, threatened in writing against Sellers or any of its Affiliates that questions the validity of this Agreement or the other Transaction Documents or the right of Sellers to enter into any of such agreements or to consummate the transactions contemplated hereby or thereby, or that, would be reasonably expected to adversely affect the ability of any Seller to perform his or its respective obligations under this Agreement and is a party or consummate the transactions contemplated hereby or thereby.
Section 4.06Brokerage. No Person is entitled to, and there are no claims for, any brokerage commissions, finders’ fees or similar fees or compensation in connection with the transactions contemplated by this Agreement based on any arrangement, act or agreement made by or on behalf of Sellers or the Related Interest Holders, for which Sellers, Buyer, the Company, any of the Operating Subsidiaries or their respective Affiliates could become liable or obligated.
Section 4.07No Other Representations or Warranties.
(a)Except for the representations and warranties of Buyer set forth in Article III and any other Transaction Document, Sellers hereby acknowledge and agree that none of Buyer, ALT5, or any of its or their Affiliates, equityholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Buyer or any of its business or operations, including with respect to any information provided or made available to the Sellers.
(b)Sellers is consummating the transactions contemplated hereby without reliance on, and hereby disclaim, any representation or warranty, express or implied, by Buyer, ALT5 or any of their Affiliates, equityholders, directors, officers, employees, agents, representatives or advisors or any other Person, except as expressly set forth in Article III hereto or those made in any other Transaction Document.
Article V
SURVIVAL; INDEMNIFICATION
Section 5.01Survival of Representations, Warranties and Covenants. Unless otherwise set forth in this Agreement, the representations and warranties contained in or made pursuant to this Agreement or in any other Transaction Document or in any certificate or instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement or such other document or certificate (as applicable) and the Closing and shall remain in full force and effect until the later of such date that is two years from the Closing Date; provided that the Fundamental
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Representations shall survive until the date that is 90 days following the later of the expiration of the respective statute of limitations applicable to the underlying subject matter of such Fundamental Representation and the date upon which the applicable statute of limitation with respect to the Liability or Loss in question expires. If (i) notice of a claim is validly given on or prior to each such date or (ii) a Buyer Indemnitee is pursuing another source of recovery in respect of a representation or warranty, then the representation or warranty pursuant to which a breach has been claimed or for which such recovery is being sought shall survive until the final, non-appealable resolution thereof, plus 60 days. Any covenants and agreements contained in this Agreement or in any other Transaction Document that by their respective terms contemplate performance following the Closing shall survive until fully performed. Notwithstanding any provision hereof or otherwise to the contrary, nothing contained herein shall be deemed to apply to, or limit in any way, any party’s rights, and remedies in the case of fraud.
Section 5.02Indemnification by the Sellers and Related Interest Holders. Subject to the other terms and conditions of this Article V, Sellers and the Related Interest Holders5 shall jointly and severally6 indemnify and defend each of Buyer and its Affiliates (excluding the Company and the Operating Subsidiaries) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties contained in Article II or Article IV of this Agreement or otherwise made by Sellers or Related Interest Holders in any other Transaction Document or in any certificate or instrument delivered by or on behalf of the Sellers pursuant to this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Sellers pursuant to this Agreement or any other Transaction Document;
(c)Company and Operating Subsidiaries Taxes;
(d)any Closing Indebtedness or Company Transaction Expenses to the extent not reflected in the Closing Date Financial Certificate and included as a deduct in the definition of the Purchase Price; and
5    For clarity and not limitation or expansion, the Related Interest Holders acknowledge that this indemnification obligation is fully enforceable against each of them and (i) that ALT5 and the Buyer would not enter into this Agreement and the transactions contemplated herein without such acknowledgement of unfettered enforceability, (ii) that each such holder will receive valuable consideration by virtue of the continued operational existence of the Company and each of its Operating Subsidiaries, and (iii) that none of the holder’s employment or consulting relationships with any or all of ALT5, the Buyer, the Company, or its Operating Subsidiaries would continue in existence.
6    Notwithstanding anything to the contrary contained in this Agreement, and except as set forth below, the limit of Dr. Lue’s joint and several indemnification obligations is the aggregate value assigned to him of (i) the initial principal value of the ALT5 Notes (US$376,471.00), plus (ii) the shares of Alyea Stock (US$300,000.00), plus (iii) the shares of ALT5 Stock (108,500 of such shares, valued at US$661,850.00 which is the Historical NOCP as of May 9, 2025), plus (iv) the ALT5 Warrants (54,250, which, solely for the purpose of this provision, are valued at an aggregate of US$32,550.00 (which is the difference between the US$5.50 per-share exercise price and the US$6.10 Historical NOCP times the number of ALT5 Warrants). ALT5 and the Buyer acknowledge that the Sellers and the Related Interest Holders may have entered into certain indemnification agreements among themselves, but that none such agreements vitiate the joint and several indemnification rights of ALT5 and the Buyer vis-à-vis Sellers and the Related Interest Holders.
Further, in the event that the Earn-out Payments shall be achieved, then the limit of Dr. Lue’s joint and several indemnification obligations will increase by US$2,170.000,00 (which amount represents his 10.85% ownership interest in the Company times US$20,000,000.00).
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(e)any Indebtedness of Company and its Operating Subsidiaries to the extent not set forth on Schedule 2.06(e).
Section 5.03Indemnification by Buyer. Subject to the other terms and conditions of this Article V, Buyer shall indemnify and defend the Sellers and its Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties contained in Article III of this Agreement, made by Buyer in any other Transaction Document or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; and
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any other Transaction Document.
Section 5.04Certain Limitations. For purposes of this Article V, notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of Losses arising from any breach of a representation or warranty and whether a representation or warranty has been breached, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase contained in such representation or warranty (as if such words or phrases were deleted from such representation or warranty), other than the reference to Material Adverse Effect in clause (x) of Section 2.07(a).
Section 5.05Indemnification Procedures. The party making a claim under this Article V is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article V is referred to as the “Indemnifying Party.”
(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, in each case if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right (i) to participate in or (ii) at its option (subject to Section 5.05(b)) and by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall reasonably cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 5.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if counsel advises the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of
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counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (iv) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; (v) the Indemnified Party reasonably believes that the Indemnifying Party lacks the financial resources to satisfy any Losses relating to the claim; (vi) such claim is asserted by a customer, vendor or licensor of the Company and the Operating Subsidiaries or (vii) solely as it relates to the Buyer Indemnitees, the Buyer Indemnitees reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Buyer Indemnitee could then be entitled to recover for such claim under the applicable provisions of Section 5.04.
(c)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 5.05(c). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party (including injunctive or other equitable redefied) and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.
(d)If the Indemnifying Party is not entitled to, or does not, assume control of such defense pursuant to the preceding provisions of this Section 5.05, the Indemnified Party shall control such defense without waiving any right that the Indemnified Party may have against the Indemnifying Party pursuant to this Section 5.05.
(e)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, in each case, if reasonably practicable, of the Loss that has been
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or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall use commercially reasonable efforts to assist the Indemnifying Party’s investigation (at the Indemnifying Party’s sole cost and expense) by giving such information and assistance (including, to the extent it is able, access to the Company and the Operating Subsidiaries’ premises and personnel, as applicable, and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request; provided, that such access and assistance shall be in a manner that does not interfere with the normal business operations of the Company and the Operating Subsidiaries, as applicable. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If an objection is timely interposed by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall discuss such objection in good faith for a period of 30 days from the date the Indemnified Party receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Discussion Period”), and all such discussions (unless otherwise agreed by the Indemnified Party and the Indemnifying Party) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Law. If the Direct Claim that is the subject of the Direct Claim notice has not been resolved prior to the expiration of the Discussion Period, the Indemnifying Party and the Indemnified Party may submit the dispute for resolution to a court of competent jurisdiction in accordance with Section 11.11, Section 11.12 and Section 11.13 hereof and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.
Section 5.06Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article V, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; provided, that, in the event that the Indemnifying Party has not satisfied such obligations in full within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, the Indemnifying Party shall, at the option of the Indemnified Party, instead satisfy the Indemnifying Party’s indemnification obligations hereunder by causing Sellers (in the event the Indemnifying Party is a Shareholder) or Buyer (in the event the Indemnifying Party is Buyer) to transfer to the Indemnified Party or its designee (automatically and without any further action by any other Person) any and all future economic (but not voting) entitlements associated with such portion of its Common Units having a value as of the Closing (based upon the same price Common Units were issued to Buyer pursuant hereto) equal to such Loss subject to indemnification hereunder, without any payment therefor. In the event the Indemnifying Party is a Shareholder, Buyer may also elect to set off any amount to which it is finally determined to be entitled hereunder against amounts otherwise payable to such Person under his employment or royalty agreement. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the prime rate as reported by the Wall Street Journal on the Closing Date plus three percent. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding (the total amount owed, the “Payment Obligations”).
Section 5.07Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price for Tax purposes, unless otherwise required by Law.
Section 5.08Exclusive Remedies. Other than with respect to the covenants and agreements of the parties set forth in Article I and as set forth in the Transaction Documents, the parties, on behalf of themselves, each of their respective Affiliates, successors and assigns,
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acknowledge and agree (for themselves and for their Affiliates) that their sole and exclusive remedy with respect to any and all claims (other than claims at any time arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or in any other Transaction Document or otherwise relating to or arising from the subject matter of this Agreement or such other Transaction Document, in each case, arising on or after the Closing Date shall be pursuant to the indemnification provisions set forth in this Article V. Nothing in this Section 5.08 or otherwise shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s breach of any provision set forth in Article I or on account of any party’s fraudulent, criminal or intentional misconduct.
Article VI
CONDITIONS TO CLOSING
Section 6.01Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by Law, be waived in writing by Buyer or Sellers; provided, that such waiver will only be effective as to the obligations of such party: No Governmental Entity with proper authority and jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 6.02Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)(i) The representations and warranties of the Sellers and the Related Interest Holders contained in this Agreement (other than the Fundamental Representations) and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), in each case, as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) and (ii) the Fundamental Representations set forth in Article II and Article IV shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)The Sellers shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by him prior to or on the Closing Date.
(c)The Required Consents and any required notices to, approvals and/or waivers by, and/or consents of any counterparty to any Material Contract shall have been made/received, in each case, in writing to the reasonable satisfaction of Buyer.
(d)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
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(e)The Sellers shall have delivered to Buyer all documents (including counterpart signatures) required to be delivered by the Shareholders or the Company and the Operating Subsidiaries pursuant to Section 1.04.
(f)The Sellers shall have delivered a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that the conditions specified in Section 6.02(a), Section 6.02(b), and Section 6.02(d) have been satisfied as of the Closing Date.
(g)The Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for each of the Company and the Operating Subsidiaries from the secretary of state or similar Governmental Entity of the jurisdiction under the Laws in which such Person is organized.
(h)The Shareholders shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 6.03Conditions to Obligations of the Seller. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or a Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except in each case where the failure or failures of such representation or warranty to be so true and correct would not result in the failure of the ability of Buyer to perform its material obligations under this Agreement and consummate the transactions to be consummated by it hereunder.
(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)Buyer shall have made or shall have caused to be tendered the payments contemplated by Section 1.01(b).
(d)Buyer shall have delivered to Sellers all documents (including counterpart signatures) required to be delivered by Buyer pursuant to Section 1.04.
(e)Buyer shall have delivered a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that the conditions specified in Section 6.03(a) and Section 6.03(b) have been satisfied as of the Closing Date.
Article VII
PRE-CLOSING COVENANTS AND AGREEMENTS
Section 7.01Conduct Prior to the Closing. From the date hereof until the Closing, except as otherwise consented to in writing by Buyer, Sellers shall cause the Company and the Operating Subsidiaries to, (y) conduct business in the Ordinary Course of Business and (z) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Operating Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and the Operating Subsidiaries. Except as would constitute a violation of applicable Law, as otherwise consented to in writing by Buyer, from the date hereof until the Closing, Sellers shall not permit the Company or any of the Operating Subsidiaries to take any action that would constitute a breach of the representations and warranties set forth in Article II or Article IV if made prior to the date of this Agreement.
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Section 7.02Access to Information. From the date hereof until the Closing, the Sellers shall cause the Company and the Operating Subsidiaries to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to Company and its Subsidiaries (including the Operating Subsidiaries); (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to Company and the Operating Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers, the Company and the Operating Subsidiaries to cooperate with Buyer in its investigation of the Company and the Operating Subsidiaries. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or the Operating Subsidiaries.
Section 7.03Notice of Certain Events. From the date hereof until the Closing, Sellers shall (or shall cause the Company) promptly to notify Buyer in writing of:
(a)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.02 to be satisfied;
(b)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(c)any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(d)any Actions commenced or, to the Knowledge of any of the Sellers and the Related Interest Holders, threatened against, any of the Sellers, the Related Interest Holders, the Company, or any of the Operating Subsidiaries.
Section 7.04Exclusivity. From the date hereof through the earlier of the Closing or the termination of this Agreement, none of the Sellers, the Company nor any of the Operating Subsidiaries will, and each of them will cause each Affiliate of it and each other Representative or agent of it or such an Affiliate of it not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer or any Person on Buyer’s behalf) regarding any acquisition of any Equity Interests or the assets or business of the Company or any of the Operating Subsidiaries (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise) (an “Acquisition Transaction”), and Sellers cause the Company and the Operating Subsidiaries to comply with the restrictions set forth in this section. None of Sellers, the Company or any Operating Subsidiary shall enter into any letter of intent or definitive agreement with any Person other than Buyer with respect to an Acquisition Transaction. On the date hereof, the Sellers, the Company and any Operating Subsidiary shall terminate all existing discussions or negotiations related to any Acquisition Transaction (other than with Buyer and any Person acting on its behalf), shall terminate any data room access with respect to any Acquisition Transaction (other than to Buyer and any Person acting on its behalf) and shall request the return or destruction of and terminate all access of any Person (other than Buyer and any Person acting on its behalf) to all confidential information provided in connection with any prior discussions or negotiations related any such Acquisition Transaction.
Article VIII
ADDITIONAL COVENANTS AND AGREEMENTS
Section 8.01Tax Matters.
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(a)Tax Returns.
(i)Sellers shall be responsible for preparing and filing, or causing to be prepared and filed, all Tax Returns required to be filed by the Company and its Subsidiaries with any Governmental Entity on or prior to the Closing Date (taking into account available extensions), and Sellers shall pay or shall cause to be paid all Taxes shown as payable on such Tax Returns. Any such Tax Returns shall be prepared in a manner consistent with the past practice of the Company or any of its Subsidiaries, as applicable, except as required by applicable Laws.
(ii)Buyer shall be responsible for preparing and filing, or causing to be prepared and filed, all Tax Returns with respect to the Company and its Subsidiaries which Sellers are not required to prepare or file, or cause to be prepared and filed, pursuant to Section 6.1(a), and Buyer shall pay or shall cause to be paid all Taxes shown as payable on such Tax Returns. Any such Tax Returns that include any Pre-Closing Tax Period or Straddle Period shall be prepared in a manner consistent with the past practices of the Company or any of its Subsidiaries, as applicable, except as required by applicable Laws.
(iii)With respect to any Tax Return required to filed or caused to be filed by Buyer pursuant to Section 8.1(a)(ii) that includes any Pre-Closing Tax Period or Straddle Period, Buyer shall provide Sellers and their authorized representatives with a copy of such Tax Return, together with appropriate supporting information and schedules at least thirty (30) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return. Buyer shall consider in good faith any written comments of Sellers with respect to each such Tax Return. Sellers shall deliver such written comments no later than five (5) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return.
(iv)Without the prior written consent of Sellers, Buyer shall not, and shall not permit any of its Affiliates to amend any Tax Returns or make or change any Tax elections or accounting methods, in each case with respect to the Company and its Subsidiaries relating to a Pre-Closing Tax Period or a Straddle Period, except to the extent required by applicable Law. Upon a reasonable determination by Buyer or any such Affiliate that such amendment or making or changing of any Tax elections or accounting methods are so required, Buyer shall promptly notify Sellers of such determination in writing.
(b)Tax Controversies.
(i)Buyer or Sellers, as the case may be, shall notify the other Party within twenty (20) days after receipt by such Party or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes for which such other Party or its Affiliates may be responsible under this Article 6 (a “Tax Claim”).
(ii)Sellers shall have the sole right to control, contest, resolve, and defend against any Tax Claim relating to Taxes of the Company and its Subsidiaries for which Sellers are obligated to indemnify Buyer under Article 9.
(iii)Subject to Section 6.2(d), Buyer shall have the sole right to control all Tax Claims of the Company and its Subsidiaries not controlled by Sellers pursuant to Section 6.2(b).
(iv)Buyer shall not, and shall not permit its Affiliates to, concede, settle, or compromise a Tax Claim (or portion thereof) controlled by Buyer under Section 6.2(c) to the extent such concession, settlement or compromise could reasonably be expected to adversely affect Sellers or their Affiliates without the consent of Sellers.
(c)Cooperation. Buyer and Sellers shall (and shall cause their respective Affiliates to) (a) provide the other Party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination
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by any taxing authority or any judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other Party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.
(d)Tax Treatment. To the extent permitted under applicable Law, the Parties agree to treat any indemnity payment hereunder as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the Parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
(e)Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) that are imposed in connection with the transactions contemplated by this Agreement shall be borne 100% by Buyer. Any Tax Returns that must be filed in connection with such Taxes will be prepared and filed by the party that has the responsibility to make such filing under applicable Law when due. The Parties will cooperate with each other in connection with all such preparation and filings.
Section 8.02Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement to qualify those representations and warranties set forth in Article II to which such Disclosure Schedules correspond. Any item or matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed for purposes of all representations and warranties in Article II, without the need for specific references on each Schedule or cross-references thereto so long as the relevance for such disclosure is reasonably apparent on its face. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in the Disclosure Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement, or that such matter is material to any or all of the Company and the Operating Subsidiaries.
Section 8.03Further Assurances. From time to time, as and when reasonably requested by any party hereto and at such party’s expense, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to any limitations set forth in this Agreement) as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
Article IX
TERMINATION
Section 9.01Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Sellers and Buyer;
(b)by Buyer by written notice to Sellers if:
(i)Buyer is not then in material breach of this Agreement such that such breach was the principal cause that prevented the conditions specified in Section 6.01 or Section 6.03 from being satisfied and there has been a misrepresentation, breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.01 or
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Section 6.02 and such misrepresentation, breach, inaccuracy or failure, if capable of being cured, has not been cured by Sellers within ten days of receipt of written notice of such breach from Buyer;
(ii)the Closing shall not have occurred by May 12, 2025 (the “Outside Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing.
(c)by the Sellers by written notice to Buyer if:
(i)Sellers are not then in material breach of this Agreement such that such breach was the principal cause that prevented the conditions specified in Section 6.01 or Section 6.02 from being satisfied and there has been a misrepresentation, breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.01 or Section 6.03 and such breach, inaccuracy or failure, if capable of being cured, has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or
(ii)the Closing shall not have occurred by the Outside Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the applicable covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)by Buyer in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or (ii) any Governmental Entity with proper authority and jurisdiction shall have issued an Order permanently restraining or permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final, binding, and non-appealable.
Section 9.02Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and without further force or effect and there shall be no Liability on the part of any party hereto except:
(a)as set forth in this Article IX, Article X, and Article XI hereof;
(b)nothing herein shall relieve any party hereto from Liability for any willful breach of any provision hereof.
The parties agree that if all the closing conditions set forth in Article VI have been satisfied or waived by the applicable party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction at the Closing) but the other parties fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.02 such failure or refusal to close will be deemed to be a willful breach of this Agreement. Neither the foregoing nor any other provisions of this Article IX are intended to limit the rights of a party under Article V.
Article X
DEFINITIONS
Section 10.01Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
“Accrued Income Taxes” means the aggregate unpaid income Taxes of Company and its Operating Subsidiaries attributable to any taxable period that ends on or prior to the Closing Date or the portion of any taxable period which includes (but does not end on) the Closing Date up to and
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including the Closing Date, in each case, for which a Tax Return is due (including applicable extensions of time to file) after the date hereof. The calculation of Accrued Income Taxes shall (i) not be expressed as a negative number in the aggregate or be computed by reference to a negative number in respect of any jurisdiction or Tax Return, (ii) exclude any amounts recorded as a non-tax, accounting concept of deferred Tax liabilities or deferred Tax assets, (iii) be computed in accordance with the past practices of Company and its Operating Subsidiaries to the extent there is a “more likely than not” or higher level of comfort for such positions under applicable Law, (iv) consider estimated (or other prepaid) income Tax payments only to the extent that such payments have the effect of reducing (not below zero) the particular current income Tax liability in respect of which such payments were made, (v) consider transaction-related tax deductions only to the extent such deductions have the effect of reducing (not below zero) the particular current income Tax liability to which such deductions are relevant at a “more likely than not” lor higher level of confidence, (vi) treat as attributable to a taxable period that ends on or prior to the Closing Date any liability for income Taxes in respect of income anticipated to be recognized in taxable period beginning after the Closing Date as a result of any change in accounting method made prior to the Closing or required by applicable law to be made by Company or any of its Operating Subsidiaries for a taxable period that ends on the Closing Date and (vii) be computed in the case of a taxable period that begins on or before and ends after the Closing Date on an interim closing of the books basis by assuming that such taxable period closed at the end of the day on the Closing Date.
“Action” means, whether civil, criminal, administrative or otherwise, any charge, action, demand, investigation, suit, proceeding, complaint, grievance, hearing, assessment, examination, inquiry, audit, arbitration, litigation, claim, or other action brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.
“Affiliate” of any particular Person means any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlling,” “controlled by”, and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of Equity Interests, Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Anti-Corruption Laws” means (i) any applicable domestic, international or foreign Laws relating to anti-bribery or anti-corruption (governmental or commercial), (ii) any applicable Laws of the U.S. Department of the Treasury Office of Foreign Assets Control and the U.S. State Department and (iii) any other applicable Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a Governmental Entity or commercial entity in connection with obtaining a business advantage.
“Anti-Money Laundering Laws” means, collectively, (i) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (ii) the U.S. Money Laundering Control Act of 1986, (iii) the Currency and Foreign Transactions Reporting Act of 1970, (iv) any other applicable Law having the force of law and relating to anti-money laundering and (v) the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered, or enforced by any Governmental Entity.
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“Benefit Plan” has the meaning set forth in Section 2.14(a).
“Business Day” means a day, other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnitees” has the meaning set forth in Section 5.02.
“Buyer Related Party” means Buyer, any Affiliate of Buyer, any current or former, officer, director, manager, equityholder, or employee of Buyer or any of their respective Affiliates, or any immediate family member of the foregoing.
“Buyer Releasee” has the meaning set forth in Section 11.15(a).
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“Closing Date Financial Certificate” has the meaning set forth in Section 1.03.
“Closing Indebtedness” means the aggregate amount of Indebtedness of Company and the Operating Subsidiaries, on a consolidated basis, outstanding as of immediately prior to the Closing, minus all customer deposits and all deferred revenue.
“COBRA” means the healthcare continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and of any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals.
“Company IT Systems” means the Software, computer systems, servers, hardware, network equipment, and all other information technology and telecommunications systems that are used in connection with the business of the Company, whether owned, leased or licensed by the Company.
“Company Products” means each product and service developed, marketed, licensed, sold, performed, produced, serviced, distributed, or otherwise made available by the Company, including any product or service currently under development by the Company.
“Company Related Party” means Sellers, any Affiliate of Sellers, any Affiliate of the Company (other than the Company), any current or former, officer, director, manager, equityholder, or employee of Sellers, the Company, the Shareholders or any of their respective Affiliates, or any immediate family member of the foregoing.
“Company Software” means all Software owned or purported to be owned by the Company and the Operating Subsidiaries.
“Company Transaction Expenses” means (in each case, to the extent not paid in full as of immediately prior to the Closing) the aggregate amount of all fees, costs and expenses of Sellers, the
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Company and the Operating Subsidiaries, or payable by Sellers, the Company or the Operating Subsidiaries, or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement or the other Transaction Documents, including (i) legal, accounting, financial advisory and other advisory, transaction or consulting fees, costs and expenses, including, whether accrued for or not, all fees (including success fees), costs and expenses incurred and/or payable and any other professional (including any other investment bankers, attorneys, accountants and other consultants and advisors) retained in connection with the negotiation, execution and delivery of this Agreement, each other Transaction Document or the transactions contemplated hereby or thereby and/or the sale process prior to pursuing the transactions contemplated by this Agreement or the consideration of any other strategic alternatives, (ii) all bonus, incentive, success, sale, transaction, retention, severance or other similar payment, benefit or compensation payable or provided in connection with the transactions contemplated by this Agreement or any other Transaction Document (including any payments conditioned on service following the Closing and any “double trigger” or other “multiple trigger” payments related to termination of service (or other events or circumstances) arising after the Closing) and (iii)  the employer portion of any employment, payroll, social security, unemployment, withholding or other similar Taxes incurred by Sellers, the Company or any Operating Subsidiary under applicable federal, state, local or foreign Law in connection with any of the foregoing payments described in clause (ii), including any such Taxes deferred under Section 2302 of the CARES Act. Notwithstanding the measurement of Company Transaction Expenses, such computations shall include any of the foregoing to the extent triggered, in whole or in part, by the consummation of the Closing or the other transaction contemplated hereby or the other Transaction Documents.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, arrangement, commitment, obligation, undertaking or other legally binding arrangement, whether written or oral.
“COVID-19” means the disease caused by SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks, or public health emergencies.
“Data Subject” has the meaning set forth in the Personal Data definition.
“Direct Claim” has the meaning set forth in Section 5.05(e).
“Disclosure Schedules” has the meaning set forth in Article II.
“Discussion Period” has the meaning set forth in Section 5.05(e).
“Effect” has the meaning set forth in “Material Adverse Effect”.
“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).
“Environmental Requirements” means all applicable federal, state, local and foreign Laws enacted and in effect as of the relevant time on or prior to the Closing Date, concerning pollution or protection of the environment, natural resources or human health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage,
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disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.
“Equity Interest” means any (i) shares of capital stock, units, membership interests, partnership interests or other equity interests, (ii) securities convertible into or exchangeable for any such equity interests, (iii) options, warrants, or other rights (including preemptive or subscription rights) to acquire any such equity interests or (iv) equity appreciation, phantom equity, profit participation or similar rights, features or plans with respect to any such equity interests.
“ERISA” has the meaning set forth in Section 2.14(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Statements” has the meaning set forth in Section 2.06(a).
“Fundamental Representations” means the representations and warranties set forth in Sections 2.01, 4.02, 2.02, 2.04, 2.05, 2.07(a) (clause (x)), 2.09, 2.18, 2.20, Sections 3.01, 3.02, 3.03, 3.06, and 3.06.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, transactional or foreign government, regulatory or administrative authority, department, court, agency, instrumentality or commission, (c) governmental and quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity), (d) self-regulatory body or stock exchange, (e) body entitled to exercise any administrative, executive, expropriation, taxing or regulatory power of any nature or (f) any judicial or arbitral body (public or private), in each case, including any official thereof, any Person acting in an official capacity for or on behalf of the foregoing or political subdivision thereof.
“Hazardous Materials” means, without regard to amount or concentration (a) any element, compound, gas, material, substance, waste or chemical for which liability or standards of conduct may be imposed, or that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous material, hazardous waste, medical waste, biohazardous or infectious waste, or special waste, under applicable Environmental Requirements; (b) petroleum, petroleum-based or petroleum-derived products; and (c) any substance containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde, per- or polyfluoroalkyl substances or radon gas.
“Indebtedness” means, with respect to any Person, the aggregate amount (including the current portions thereof), without duplication, of (i) indebtedness for borrowed money (including all principal, accrued and unpaid interest, premiums, penalties, and breakage fees), including any such amounts owed under any credit facility, and all other obligations evidenced by notes, bonds, debentures or other similar instruments (including trade payables, but excluding accrued expenses and liabilities that are current liabilities incurred in the ordinary course of business); (ii) all obligations of such Person for the reimbursement of any obligor on any drawn letter of credit, banker’s acceptance, cash overdrafts or similar credit transaction; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, plant or equipment, other assets or services
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(including any seller note, holdback, “earn-out” or similar obligations, whether or not contingent, and regardless of when due (including trade payables, but excluding accrued expenses and liabilities that are current liabilities incurred in the ordinary course of business)), in each case, valued at the maximum amount payable in respect thereof; (iv) all obligations of such Person or any of its Subsidiaries, including as lessee, under leases recorded as capital leases in such Person’s financial statements in accordance with GAAP and any other liabilities or obligations that are required to be classified as indebtedness in accordance with GAAP (but, in each case, without giving effect to Financial Accounting Standards Board standard ASC 842); (v) amounts that would be paid upon the termination and/or settlement of any interest rate, commodity, foreign currency and financial markets swaps, caps, collars, options, futures and other hedging or similar obligations; (vi) deferred employer payroll Taxes related to the CARES Act or any similar state, local or foreign Law enacted in response to the COVID-19 or SARS-CoV-2 pandemic; (vii) any Accrued Income Taxes; (viii) any “applicable employment taxes” as defined in Section 2302(d)(1) of the CARES Act that such Person has deferred pursuant to Section 2302 of the CARES Act or the Payroll Tax Executive Order; (ix) any customer deposits and/or deferred revenue; (x) any deferred or other payments or amounts owed with respect to the repurchase, redemption or conversion of Equity Interests of such Person and any transaction-related funds due to former holders of Equity Interests of such Person; (xi) all liabilities and obligations for unfunded or underfunded deferred compensation, unpaid bonuses, commissions and severance, vacations or vacation pay, holidays or holiday pay or sick days or sick pay existing as of the Closing, in each case, including the employer portion of any employment Taxes incurred by such Person under applicable federal, state, local or foreign withholding Law in connection with any of the foregoing; (xii) indebtedness of the type described in the foregoing clauses (i) through (xi) (a) guaranteed, assumed or endorsed, directly or indirectly, contingently or otherwise, in any manner by such Person or any of its Subsidiaries or (b) the payment of which such Person or any of its Subsidiaries is responsible or liable, directly or indirectly, contingently or otherwise, as obligor, guarantor, surety or otherwise; and (xiii) obligations of the type described in the foregoing clauses (i) through (xii) secured by any Lien on any property or asset of such Person, whether or not the indebtedness secured has been assumed by such Person (but only to the extent of the value of the property or assets that is subject to such Lien). The term “Indebtedness” shall include the amount required to retire such Indebtedness on the date in question and includes all principal, interest, accrued or unpaid fees, expenses, prepayment premiums, penalties, make-whole payments, escalations or breakage fees and other similar obligations owed in respect of any outstanding Indebtedness. The term “Indebtedness” shall not include any amounts that are included in the calculation of Company Transaction Expenses.
“Indemnified Party” has the meaning set forth in Section 5.05.
“Indemnifying Party” has the meaning set forth in Section 5.05.
“Intellectual Property” means all intellectual property, intellectual property rights or other proprietary rights, whether protected, created or arising under the Laws of the United States, any other jurisdiction, or any treaty regime, including all: (i) patents, inventions, and all divisions, continuations, continuations-in-part, reexaminations, patents issuing thereon and reissues thereof; (ii) domain names, social media handles and account identifiers, trademarks, service marks, service names, trade names, trade dress, icons, logos, business names, and other source or business identifiers of a like nature, together with the goodwill associated with the foregoing; (iii) copyrights and copyrightable works, mask works, moral rights, derivative works, data and database rights, translations, and other rights in works of authorship; (iv) trade secrets, know-how, methods,
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techniques, processes, and rights in confidential, business, financial, customer, or technical information; (v) intellectual property rights arising from or related to Software or other Technology; (vi) tangible embodiments of the foregoing; and (vii) the registrations, extensions, renewals, and applications for any of the foregoing.
“IRS” means the Internal Revenue Service.
“Knowledge of any of the Sellers and the Related Interest Holders” means the actual knowledge of any of Sellers or the Related Interest Holders, or the knowledge that would have been obtained by any of Sellers or the Related Interest Holders from their reasonable inquiry of the Company’s management or the management of the Operating Subsidiaries.
“Labor Agreement” has the meaning set forth in Section 2.10(a)(vii).
“Latest Balance Sheet” has the meaning set forth in Section 2.06(a).
“Laws” means all applicable federal, state, local, municipal, transnational, or foreign statutes, laws (including common law), codes, ordinances, treaties, constitutions, regulations, rules, Orders, determinations, judgments, rulings, writs, injunctions, acts, decrees, or similar requirements enacted by any Governmental Entity, in each case, as amended unless expressly specified otherwise.
“Leased Real Property” has the meaning set forth in Section 2.08(a).
“Liability” shall mean any obligation or liability of any nature whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, matured or unmatured, or otherwise.
“Lien” or “Liens” means any mortgage, pledge, security interest, lien, claim, lease, option, right of first refusal or offer, easement, servitude, covenant, assessment, right of setoff, put, call, license, hypothecation, restriction, proxy, power-of-attorney, voting agreement, reservation, deed of trust, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), reservation, restriction on transfer or other encumbrance in or on any asset, property or property interest.
“Lookback Date” means January 1, 2022.
“Losses” has the meaning set forth in Section 11.15(a).
“Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), liabilities, or assets of the Company and the Operating Subsidiaries; or (b) the ability of the Company and the Operating Subsidiaries or the Sellers to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement of the transactions contemplated by this Agreement or the Reorganization (it being understood and agreed
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that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement or the pendency of this Agreement); (iii) any changes following the date hereof in applicable Laws or GAAP or other applicable accounting standards, including authoritative interpretations thereof, (iv) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof (other than cyberattacks); (v) natural disasters, or weather conditions, epidemics, pandemics, or disease outbreaks (including without limitation the COVID-19 virus and variants thereof), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Company and the Operating Subsidiaries operate; (vii) any failure, in and of itself, by the Company and the Operating Subsidiaries to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) actions taken as required by this Agreement or actions or omissions taken, in each case, with Seller’s express prior written consent; provided, further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on any or all of the Company and the Operating Subsidiaries compared to other participants in the industries in which any or all of the Company and the Operating Subsidiaries conducts business.
“Material Contracts” has the meaning set forth in Section 2.10(b).
“Open Source Software” means any Software that contains or is derived in any manner (in whole or in part) from any Software or other materials that are distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property, including, without limitation, any software licensed under or subject to the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License or any Creative Commons “sharealike” license.
“Order” means any order, injunction, judgment, decree, directive, ruling, writ, assessment, award, decision, stipulation, mandate, or other similar pronouncement entered by or with any Governmental Entity.
“Ordinary Course of Business” means the ordinary and usual course of the Company and the Operating Subsidiaries’ business consistent with past custom and practice, including, as applicable, as to frequency, nature, amount, and character.
“Organizational Documents” has the meaning set forth in Section 2.02.
“Outside Date” has the meaning set forth in Section 9.01(b)(ii).
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“Owned Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company.
“Seller” has the meaning set forth in the Recitals.
“Payment Obligations” has the meaning set forth in Section 5.06.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing Authority (including IRS Notice 2020-65 and IRS Notice 2021-11).
“Permits” has the meaning set forth in Section 2.16.
“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof in the Financial Statements); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof in the Financial Statements); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property, which are not violated by the current use and operation of such Leased Real Property; (d) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to Leased Real Property, which do not impair the occupancy or use of such Leased Real Property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.
“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a Governmental Entity or any department, agency, or political subdivision thereof.
“Personal Data” means any data or information relating to an identified or identifiable natural person (a “Data Subject”); an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including Tracking Data, unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; Personal Data shall also include “personal information”, “personal data”, “personal health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual. Personal Data includes pseudonymized data.
“Personal Data Supplier” means any Person that provides Personal Data to the Company.
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“Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or prior to the Closing Date.
“Privacy and Data Security Requirements” means all (a) Privacy Laws, (b) contract terms to which a Person is a party or is otherwise bound that impose obligations on such Person relating to Personal Data, privacy, information security, marketing, and (c) Privacy Policies.
“Privacy Laws” means (a) all applicable Laws that relate to data privacy, data security, data use, data protection, marketing and the Processing and transfer (including, without limitation, cross-border transfer) of Personal Data; (b) any requirements of self-regulatory frameworks or organizations which either Company is, or has been, contractually obligated to comply with or any self-certification mechanisms (such as the EU-U.S. and Swiss-U.S. Data Privacy Frameworks) to which a Person has committed; (c) any laws that provide rights of privacy or publicity to individuals; and (d) Payment Card Industry Data Security Standards.
“Privacy Policy” means a Person’s: (a) policies or notices relating to Personal Data, privacy, and/or the security of the Personal Data (e.g., posted privacy policies, notices provided in connection with the Processing of Personal Data), and (b) internal privacy policies or guidelines.
“Proceeding” has the meaning set forth in Section 11.10.
“Process” or “Processing” means, with respect to Personal Data, the access, use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, or combination of such Personal Data.
“Purchase Price” has the meaning set forth in Section 1.03.
“Registered Company Intellectual Property” means all Owned Intellectual Property that has been issued by, registered with, or the subject of an application filed with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office, private domain name registrar, or any similar office or agency anywhere in the world.
“Related Interest Holders” has the meaning set forth in the Recitals.
“Releasors” has the meaning set forth in Section 11.15(a).
“Representative” means, with respect to any Person, such Person’s directors, officers, managers, shareholders, members, partners, controlling Persons, employees, counsel, financial advisors, consultants, auditors, agents, lenders, and other authorized representatives.
“Required Consents” has the meaning set forth in Section 1.04(a)(ix).
“Schedule” has the meaning set forth in Article II.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” has the meaning set forth in Section 2.11(k).
“Seller” has the meaning set forth in the Recitals.
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“Seller Indemnitees” has the meaning set forth in Section 5.03.
“Company Taxes” means, without duplication and only to the extent not specifically included in the calculation of Company Transaction Expenses or Repaid Closing Indebtedness, (i) all Taxes of or imposed on the Shareholders or the Company for any taxable period; (ii) all Taxes of Company and its Operating Subsidiaries for all taxable periods ending on or before the Closing Date and, with respect to any taxable period that includes but does not end on the Closing Date, the portion of such period ending on the Closing Date; (iii) all Taxes of any member (other than Company or any of its Operating Subsidiaries) of an affiliated, consolidated, combined, or unitary group of which Company or any of its Operating Subsidiaries (or any of their respective predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or non U.S. law; and (iv) all Taxes of any Person (other than Company or any of its Operating Subsidiaries) imposed on Company or any of its Operating Subsidiaries as a transferee or successor, by contract, pursuant to any law, rule or regulation, or otherwise, by reason of a transaction or status occurring or existing before the Closing. In the case of any taxable period that includes but does not end on the Closing Date, Taxes attributable to the portion of such period ending on the Closing Date shall (a) for Taxes based on or measured by income, gains, receipts, sales, or payroll, be determined based on an interim closing of the books as of the close of business on the Closing Date, and (b) for all other Taxes, be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the total number of days in such period.
“Software” means any and all (i) computer programs, applications, and code; and (ii) data, databases, and compilations of data.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association, or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association, or other business entity.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, escheat, unclaimed property, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll,
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license, employee, withholding or other tax, or any charge, impost, levy, or assessment imposed by a Governmental Entity in the nature of a tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Returns” means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, assessment, determination, collection, or imposition of any Tax.
“Technology” means all Software, content, websites, technical data, subroutines, tools, materials, invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.
“Transaction” has the meaning set forth in the Recitals.
“Fortress Shares” has the meaning set forth in the Recitals.
“Third Party Claim” has the meaning set forth in Section 5.05(a).
“Top Customers” has the meaning set forth in Section 2.19(a).
“Top Licensors” has the meaning set forth in Section 2.19(c).
“Top Vendors” has the meaning set forth in Section 2.19(b).
“Tracking Data” means (a) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (c) any device identification, device activity data or data collected from a networked physical object.
“Transaction” has the meaning set forth in the Recitals.
“Transaction Documents” means, collectively, this Agreement and each other agreement, certificate, instrument, and document executed and delivered pursuant to this Agreement.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax).
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“Treasury Regulation” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.
“United States Sanctions Laws” means both state and federal Laws, the Antiterrorism and Effective Death Penalty Act of 1996, International Emergency Economic Powers Act, International Security and Development Cooperation Act of 1985, National Defense Authorization Act, National Emergencies Act, Trade Sanctions Reform and Export Enhancement Act of 2000, Trading with the Enemy Act, Executive Orders, Codes of Federal Regulations, and rules relating to economic sanctions, embargoes and anti-terrorism financing, including all sanctions administered by the United States Office of Foreign Assets Control, the U.S. Department of State, any other equivalent U.S. or applicable non-U.S. Governmental Entity.
“WARN Act” has the meaning set forth in Section 2.13(d).
Section 10.02Construction.
(a)The parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(b)Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; (vii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules hereto; (viii) for purposes of Section 2.01, Section 4.02, Section 2.02, Section 2.03, Section 2.06(b) through (f), Section 2.07, Section 2.09, Section 2.09, Sections 2.11 through Section 2.20, and the defined terms used therein (to the extent used therein), references to the “Company” shall be deemed to mean “the Company and the Operating Subsidiaries”, (ix) references to “days” means calendar days unless Business Days are expressly specified; (x) the terms “Article,” “Section,” and “Schedule” refer to the specified Article, Section, or Schedule of or to this Agreement; and (xi) the words “shall” and “will” shall be construed as creating a mandatory obligation.
(c)A reference to any Person includes such Person’s successors and permitted assigns.
(d)Any references to “dollars” or “$” means dollars of the United States of America unless otherwise specified.
(e)For purposes of this Agreement, the term “applicable statute of limitations” shall mean the maximum period permitted, excluding the extended period permitted by Title 10, Section 8106(a) of the Delaware Code.
Article XI
MISCELLANEOUS
Section 11.01Press Releases and Communications; Confidentiality.
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(a)No press release or public announcement related to this Agreement or the other Transaction Documents or the transactions contemplated herein or thereby shall be issued or made by any party hereto without the joint approval of Buyer and Sellers unless and only to the extent, in the judgment of such party upon the advice of its outside counsel, disclosure is required by applicable Law; provided that, in the event disclosure is so required by applicable Law, the party intending to make such release shall (consistent with applicable Law) consult with the other parties hereto in advance of such release with respect to the text thereof and shall consider in good faith any revisions to such text requested by the other parties hereto. Nothing in this Agreement shall restrict or prohibit a party from making any disclosure to a Governmental Entity in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Document, including without limitation ALT5’s right to make any disclosures required under the Exchange Act or the rules and regulations of the Nasdaq Stock Market.
(b)Each of the parties hereto agrees that this Agreement and the other Transaction Documents and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement or the other Transaction Documents shall not be publicly filed or otherwise made available to the public, except (i) disclosure by Buyer to its and/or its Affiliates’ investors and lenders or prospective investors or lenders or accounting or legal advisors, in each case, on a confidential basis, (ii) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law and only to the extent required by such Law and (iii) as otherwise agreed by Buyer and the Sellers. In the event that any such disclosure, availability or filing is required by applicable Law (including pursuant to clause (ii) above), each of the parties hereto agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and the other Transaction Documents and to redact such terms of this Agreement and the other Transaction Documents that either Sellers or Buyer shall reasonably request.
Section 11.02Expenses. Except as otherwise expressly provided herein, (i) Buyer and (ii) Sellers, on behalf of the Company and the Operating Subsidiaries, shall pay all of their own respective expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement and the other Transaction Documents, the performance of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby; provided that all expenses incurred by the Company or the Operating Subsidiaries shall constitute Company Transaction Expenses that shall be deducted from the Purchase Price or for which the Sellers shall indemnify the Buyer hereunder.
Section 11.03Notices. All notices, requests, demands, consents and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when receipt is acknowledged by an affirmative act of the receiving party if sent by electronic mail or other similar electronic transmission device (including an acknowledgement generated automatically by electronic mail or other similar electronic transmission device), (c) one (1) Business Day after deposit with Federal Express or similar overnight courier service or (d) three (3) days after being mailed by first class certified or registered mail, return receipt requested. Notices, requests, demands, consents and other communications to Buyer, Sellers, the Shareholders and the Company and the Operating Subsidiaries shall, unless another address is specified in writing, be sent to the addresses or e-mail addresses indicated below in this Section 11.03.
Notices to Sellers, the Company, and the Operating Subsidiaries or the Related Interest Holders:
Dr. Peter Francis Lue
c/o Meridian Group
La Vele Plaza
Grace Bay
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Turks and Caicos Islands
E-mail: pflue@sst-intl.com
with a mandatory copy (which shall not constitute actual or constructive notice) to:
Law Offices of Gold & Parado
9990 SW 77th Ave., Ste 316
Miami, Florida 33156
E-mail: agold@acgoldlaw.com
Attention: Alan Gold, Esq.
Peter Karam
    and
Strada Carte Ltd.
c/o Karam & Missick Attorneys
Suite 203-204 Regent Village East
Grace Bay
Providenciales
Turks and Caicos Islands
E-mail: pkaram@karammissick.com
Attention: Peter Karam, Esq.
with a mandatory copy (which shall not constitute actual or constructive notice) to:
Peter Karam
c/o Karam & Missick Attorneys
Suite 203-204 Regent Village East
Grace Bay
Providenciales
Turks and Caicos Islands
E-mail: pkaram@karammissick.com
Attention: Peter Karam, Esq.
The De Luca Family Trust
    and
Giovanni De Luca
9090 Parc Avenue, Suite 350
Montreal, Quebec H2N 1Y8, Canada
E-mail: johnny@mswipe.ca
Attention: Giovanni De Luca
with a mandatory copy (which shall not constitute actual or constructive notice) to:
Peter Karam
c/o Karam & Missick Attorneys
Suite 203-204 Regent Village East
Grace Bay
Providenciales
Turks and Caicos Islands
E-mail: pkaram@karammissick.com
Attention: Peter Karam, Esq.
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Notices to Buyer or ALT5:
c/o ALT5 Sigma Corporation
325 East Warm Springs Road, Suite 102
Las Vegas, NV 89118
E-mail: peter.tass@alt5sigma.com
Attention: Peter Tassiopoulos, Chief Executive Officer
with a mandatory copy (which shall not constitute actual or constructive notice) to:
Clark Hill LLP
555 South Flower Street, 24th Floor
Los Angeles, CA 90071
E-mail: rkatz@clarkhill.com
Attention: Randolf W. Katz, Esq.
Section 11.04Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior consent of Buyer and the Shareholders; provided, that Buyer may, without the consent of any other party, assign or transfer all or any portion of its rights and obligations under this Agreement to an Affiliate so long as Buyer remains responsible for all obligations of which Buyer is responsible under this Agreement.
Section 11.05Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 11.06Third-Party Beneficiaries. Unless expressly stated herein to the contrary, no third-party beneficiary shall have any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement.
Section 11.07Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits may be amended or waived only in a writing duly authorized and signed by all of the parties hereto. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.
Section 11.08Complete Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement contain the complete agreement among the parties hereto and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties hereto agree that, upon the Closing, the Confidentiality Agreement shall automatically terminate and cease to be in effect without continuing obligations of the parties thereto.
Section 11.09Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or portable document format (pdf) signature pages), any one of
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which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
Section 11.10Prevailing Party. In the event any litigation or other court action, arbitration, or similar adjudicatory proceeding (a “Proceeding”) is commenced by a party hereto relating to the rights and obligations of the parties to this Agreement or each other Transaction Document, the prevailing party in such Proceeding, shall be entitled to be reimbursed by the non-prevailing party for all fees, costs and expenses, including reasonable attorney’s fees and court costs, incurred by the prevailing party in such Proceeding.
Section 11.11Governing Law. All claims or causes of action (whether in contract, tort or statute) relating to or otherwise arising out of the interpretation, construction, validity and enforcement of this Agreement and each other Transaction Document (unless expressly specified otherwise therein), or to the negotiation, execution or performance of this Agreement or such other Transaction Document (unless expressly specified otherwise therein) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or connection with this Agreement or such other Transaction Document or as an inducement to enter this Agreement or such other Transaction Document) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.
Section 11.12WAIVER OF TRIAL BY JURY. THE PARTIES TO THIS AGREEMENT EACH HEREBY KNOWINGLY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.13CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL EXCLUSIVELY LIE IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA OR ANY NEVADA STATE COURT LOCATED IN CLARK COUNTY, NEVADA, AND ANY APPLICABLE APPELLATE COURTS THEREFROM. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT TO A PARTY IN ACCORDANCE WITH SECTION 11.03 SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
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Section 11.14No Recourse. Except in the case of fraud, this Agreement may only be enforced against, and any dispute, claim, controversy or Action (whether in contract, tort, equity or under any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance or enforcement of this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future Affiliates of any party hereto, nor any of such party’s or its Affiliate’s equityholders, investors, partners, directors, officers, employees, agents, representatives or advisors, and no lender or financing source, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Action (whether in contract or tort, in Law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, based on, in respect of, or by reason of, the transactions contemplated hereby, including its negotiation and/or execution, in each case, except in the case of fraud.
Section 11.15Mutual Release. Effective as of the Closing:
(a)Effective as of the Closing, Sellers and the Related Interest Holders, each on behalf of himself and his respective Affiliates (collectively, the “Releasors”), hereby unconditionally and irrevocably releases, acquits, and forever discharges, to the fullest extent permitted by applicable Law, Buyer, the Company, the Operating Subsidiaries, and each of their respective past, present, or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, contractors, counsel, and agents (each, a “Buyer Releasee”) of, from and against any and all losses, Liabilities, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including attorneys’ fees and interest), Taxes and disbursements (collectively, “Losses”) of every kind, nature and description whatsoever, in law or in equity, which such Releasor or its legal representatives, successors or assigns ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever prior to the Closing. Notwithstanding anything contained in this Section 11.15 to the contrary, the release set forth in this Section 11.15 shall not affect or release (a) the obligations of ALT5 or Buyer under this Agreement or any agreements or documents executed and delivered in connection herewith, (b) in the case of a Releasor who is a current or former employee of the Company, (i) rights to accrued but unpaid wages, salaries, or other cash compensation, (ii) rights to reimbursements in accordance with the Company’s business expense reimbursement policy for reasonable and necessary business expenses incurred prior to the date hereof, and (iii) unreimbursed claims under employee health and welfare plans, (c) any coverage or protections in favor of such Releasor (including indemnification rights) under directors’ and officers’ liability insurance policies, or under the provisions of the constituent documents of the Company, or (d) any claims for fraud or willful misconduct.
(b)In addition, each of the Releasors specifically waives the benefit of any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code section 1542, as well as the rights and benefits conferred by California Civil Code section 1542 itself, which reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
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Each Releasor understands and acknowledges the significance and consequence of this specific waiver. Each Releasor acknowledges that it has received or has had the opportunity to receive independent legal advice from its attorneys regarding this waiver, and such Releasor hereby assumes full responsibility for any damages, loss, or liability which it may hereunder incur by reason of such waiver, in each case, subject to the limitations set forth herein.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
SELLERS:
____________________________________
DR. PETER FRANCIS LUE, an individual
____________________________________
PETER KARAM, an individual
STRADA CARTE LTD.
By:
    Name: Peter Karam, authorized signatory
RELATED INTEREST HOLDERS:
DE LUCA FAMILY TRUST
By:
    Name: Giovanni De Luca
    Title: trustee
____________________________________
GIOVANNI DE LUCA, an individual
PARENT:
ALT5 SIGMA CORPORATION
By:
    Name:
    Title:
BUYER:
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ALT 5 SIGMA, INC.
By:
    Name:
    Title:
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